Exhibit 10.1

CREDIT AGREEMENT

among

STARLING ONCOLOGY MANAGEMENT, LIMITED LIABILITY COMPANY
f/k/a TOI MANAGEMENT, LLC

and

such other Persons joined hereto as a Borrower from time to time,

as Borrowers,

with

GEMINO HEALTHCARE FINANCE, LLC d/b/a SLR HEALTHCARE ABL,

as Lender

Dated as of August 20, 2026

TABLE OF CONTENTS

Page

Article 1 DEFINITIONS, ACCOUNTING TERMS AND PRINCIPLES OF CONSTRUCTION	1
1.01 Terms Defined	1
1.02 Accounting Terms	1
1.03 UCC	2
1.04 Construction	2
1.05 Time References	2
1.06 Schedules and Exhibits	2
Article 2 THE LOANS	2
2.01 Credit Facility – Description	2
2.02 Funding Procedures	3
2.03 Interest and Fees	4
2.04 Additional Interest Provisions	6
2.05 Payments	6
2.06 Use of Proceeds	7
2.07 Lockboxes and Collections	7
2.08 Application of Proceeds of Collateral	8
2.09 Fees	8
Article 3 COLLATERAL	9
3.01 Description	9
3.02 Extent of Security Interests	9
3.03 Lien Documents	10
3.04 Other Actions	10
3.05 Searches	10
3.06 Good Standing Certificates	10
3.07 [Intentionally Omitted.]	11
3.08 Power of Attorney	11
3.09 [Intentionally Omitted]	11
3.10 Limited License	11
3.11 Credit Balances; Additional Collateral	11
3.12 Reference to Other Loan Documents	11
Article 4 CLOSING AND CONDITIONS PRECEDENT TO ADVANCES	11
4.01 Resolutions, Opinions and Other Documents	11
4.02 Additional Preconditions to Revolving Loans	13
4.03 Closing	14
4.04 Non-Waiver of Rights	14
Article 5 REPRESENTATIONS AND WARRANTIES	14
5.01 Organization and Validity	14
5.02 Places of Business	14
5.03 Healthcare Matters	15
5.04 Pending Litigation	17
5.05 Medicaid and Medicare Cost Reporting	17
5.06 Title to Collateral	17

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5.07 Governmental Consent	17
5.08 Taxes	18
5.09 Financial Statements	18
5.10 Full Disclosure	18
5.11 Guarantees, Contracts, etc	18
5.12 Compliance with Laws	18
5.13 Other Associations	19
5.14 Environmental Matters	19
5.15 Equity Interests	19
5.16 Lockboxes	20
5.17 Borrowing Base Certificates	20
5.18 Security Interest	20
5.19 Accounts	20
5.20 ERISA	20
5.21 Representations and Warranties for each Revolving Loan	20
5.22 Interrelatedness of Borrower	22
5.23 Commercial Tort Claims	22
5.24 Letter-of-Credit Rights	22
5.25 Intellectual Property	22
5.26 Solvency	23
5.27 Schedules	23
Article 6 AFFIRMATIVE COVENANTS	23
6.01 Payment of Taxes and Claims	23
6.02 Maintenance of Insurance, Financial Records and Existence	24
6.03 Business Conducted	24
6.04 Litigation	24
6.05 Taxes	24
6.06 Financial Covenant	24
6.07 Financial and Business Information	24
6.08 Officer’s Certificate	25
6.09 Inspection	26
6.10 Tax Returns and Reports	26
6.11 Material Adverse Developments	26
6.12 Places of Business	26
6.13 Notice of Action	26
6.14 Verification of Information	26
6.15 Accounts Receivables Monitoring System	26
6.16 Commercial Tort Claim	27
6.17 Compliance with Laws	27
6.18 Collateral Reporting	27
6.19 Collateral	27
6.20 Intellectual Property	28
6.21 Deposit Account Control Agreements; Bank Accounts	28
6.22 Notice of Refinancing	28
6.23 Post-Closing Obligations	29
Article 7 NEGATIVE COVENANTS	30
7.01 Merger, Consolidation, Dissolution, Liquidation or Amendments	30
7.02 Liens and Encumbrances	30
7.03 Negative Pledge	32
7.04 Transactions with Affiliates or Subsidiaries	32
7.05 Guarantees	32
7.06 Investments	33

7.07 Loans to Other Persons	34
7.08 Subordinated Debt Payments	34
7.09 Distributions	34
7.10 No Change in Business	34
7.11 Indebtedness	34
7.12 Management Services Agreements	36
7.13 Fiscal Year; Jurisdiction of Organization	36
7.14 IRS Form 8821	36
7.15 Payroll Accounts	36
7.16 Division of Limited Liability Companies	36
Article 8 DEFAULT	36
8.01 Events of Default	36
8.02 Cure	40
8.03 Rights and Remedies on Default	40
8.04 [Reserved]	41
8.05 Nature of Remedies	41
8.06 Set-Off	42
8.07 Application of Proceeds	42
Article 9 MISCELLANEOUS	42
9.01 GOVERNING LAW	42
9.02 Integrated Agreement	42
9.03 Waiver and Indemnity	42
9.04 Time	43
9.05 Expenses of Lender	43
9.06 Confidentiality	43
9.07 Notices	43
9.08 Brokerage	44
9.09 Headings	44
9.10 Survival	44
9.11 Successors and Assigns	44
9.12 Duplicate Originals	44
9.13 Modification	44
9.14 Signatories	44
9.15 Third Parties	44
9.16 Waivers	45
9.17 CONSENT TO JURISDICTION	45
9.18 WAIVER OF JURY TRIAL	46
9.19 Publication	46
9.20 Discharge of Taxes, Borrower’s Obligations, Etc	46
9.21 Injunctive Relief	46
9.22 Assignment or Syndication by Lender	46
9.23 Severability	46
9.24 Authority	46
9.25 Usury Limit	47
9.26 Termination	47
Article 10 SPECIAL INTER-BORROWER PROVISIONS	47
10.01 Certain Borrower Acknowledgments and Agreements	47
10.02 Maximum Amount of Joint and Several Liability	47
10.03 Authorization of Borrower Representative by Borrower	4
10.04 Joint and Several Liability	48

LIST OF ANNEXES, EXHIBITS AND SCHEDULES

Annex I	Definitions
Annex II	Supported PCs

Exhibit 2.01(b)	Form of Revolving Note
Exhibit 2.02(a)	Form of Loan Request
Exhibit 4.01(a)	Closing Checklist
Exhibit 4.01(d)	Form of Opinion of Counsel
Exhibit 6.08	Form of Officer’s Certificate
Schedule 1.01 – Ineligible Obligors and Concentration Limits
Schedule 5.01 – Borrower’s State of Qualification
Schedule 5.02 – Jurisdiction of Organization/Chief Executive Office/Other Locations of Collateral/Places of Business/Other Names
Schedule 5.03 – Provider Identification Numbers
Schedule 5.04 – Pending Litigation
Schedule 5.06 – Permitted Liens
Schedule 5.09 – Fiscal Year End/Organization Number/Tax I.D. Numbers
Schedule 5.11 – Existing Guaranties, Investments, Indebtedness and Borrowings
Schedule 5.13 – Other Associations
Schedule 5.14 – Environmental Matters
Schedule 5.15 – Organizational Structure
Schedule 5.19 – PC Accounts
Schedule 5.23 – Commercial Tort Claims
Schedule 5.24 – Letter-of-Credit Rights
Schedule 5.25 – Intellectual Property
Schedule 7.06 – Investments
Schedule 7.11 – Indebtedness

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”), dated this 20th day of August, 2026, is by and among STARLING ONCOLOGY MANAGEMENT, LIMITED LIABILITY COMPANY (f/k/a TOI MANAGEMENT, LLC), a Delaware limited liability company, and such other Persons joined hereto as Borrower from time to time (individually and collectively, “Borrower”), and GEMINO HEALTHCARE FINANCE, LLC d/b/a SLR HEALTHCARE ABL, a Delaware limited liability company, as lender (“Lender”).

RECITALS

WHEREAS, Borrower has requested that Lender make available to Borrower, on a joint and several basis, a Credit Facility in the maximum principal amount of up to Twenty-Five Million and No/100 Dollars ($25,000,000.00) which will be secured by a first-priority perfected security interest in the Collateral; and

WHEREAS, Lender is willing to make the Credit Facility available to Borrower pursuant to the terms and provisions hereinafter set forth; and

WHEREAS, the parties desire to set forth the terms and conditions of their relationship in writing.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article 1

DEFINITIONS, ACCOUNTING TERMS AND
PRINCIPLES OF CONSTRUCTION

1.01 Terms Defined. As used in this Agreement, those terms set forth in Annex I shall have the respective meanings set forth therein.

1.02 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Borrower notifies Lender that Borrower requests an amendment to any provision hereof to eliminate the effect of any changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions) (an “Accounting Change”) occurring after the Closing Date or in the application thereof on the operation of such provision (or if Lender notifies Borrower that Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Lender and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lender and Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by Lender, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit. For the purposes hereof, “fiscal quarter” shall mean each quarterly accounting period during any fiscal year; provided, that, all references to the fiscal quarter ending March 31, June 30, September 30 or December 31 shall mean the first, second, third or fourth fiscal quarter of the applicable fiscal year, respectively, irrespective of the actual date on which such fiscal quarter may end.

1.03 UCC. Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

1.04 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Revolving Loans, together with the payment of any premium applicable to the repayment of the Revolving Loans, (ii) all expenses that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid, (b) the receipt by Lender of cash collateral in order to secure any contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Lender reasonably determines is appropriate to secure such contingent Obligations, (c) the payment or repayment in full in immediately available funds of all other outstanding Obligations other than unasserted contingent indemnification Obligations, and (d) the termination of all of the commitments of Lender. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

1.05 Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Lender, such period shall in any event consist of at least one full day.

1.06 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

Article 2

THE LOANS

2.01 Credit Facility – Description.

(a) Subject to the terms and conditions of this Agreement, Lender hereby establishes for benefit of Borrower a credit facility (“Credit Facility”) which shall include Advances which may be extended by Lender to or for the benefit of Borrower from time to time hereunder in the form of revolving loans (“Revolving Loans”) consisting of a line of

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credit facility which shall be made available to Borrower on the Closing Date in an aggregate principal amount equal to the Revolving Loan Commitment. The aggregate outstanding amount of all Advances shall not, at any time, exceed the Revolving Loan Commitment; and the aggregate outstanding amount of all Revolving Loans shall not, at any time, exceed the Borrowing Base. In no event shall the initial principal amount of any Revolving Loan be less than Twenty-Five Thousand and No/100 Dollars ($25,000.00). Subject to such limitation, the outstanding balance of all Revolving Loans may fluctuate from time to time, to be reduced by repayments made by Borrower, to be increased by future Revolving Loans which may be made by Lender. If the aggregate outstanding amount of all Revolving Loans exceeds the Borrowing Base, or if the aggregate outstanding amount of all Advances (whether in the form of Revolving Loans or otherwise), exceeds the Revolving Loan Commitment, Borrower shall immediately repay such excess in full pursuant to Section 2.05(b) hereof. Lender has the right at any time, and from time to time, to set aside reasonable reserves against the Borrowing Base in such amounts as it may deem appropriate; provided that Lender shall provide Borrower with written notice of any adjustment to reserves the same day as adjustment is effected, and the parties hereto hereby agree that an updated Borrowing Base Certificate shall constitute such written notice. The Obligations of Borrower under the Credit Facility and this Agreement are joint and several and shall at all times be absolute and unconditional.

(b) At Closing, Borrower shall execute and deliver a promissory note to Lender in the principal amount of the Revolving Loan Commitment (as may be amended, modified or replaced from time to time, the “Revolving Note”). The Revolving Note shall evidence Borrower’s joint and several, absolute and unconditional obligation to repay Lender for all Revolving Loans made by Lender under the Credit Facility, with interest as herein and therein provided. Each and every Revolving Loan under the Credit Facility shall be deemed evidenced by the Revolving Note, which is deemed incorporated herein by reference and made a part hereof. The Revolving Note shall be substantially in the form set forth in Exhibit 2.01(b) attached hereto and made a part hereof.

(c) [Intentionally Omitted.]

(d) The initial term of the Credit Facility (the “Initial Term”) shall expire on August 20, 2029. All Revolving Loans shall be repaid on or before the earlier of the last day of the Initial Term or upon termination of the Credit Facility or termination of this Agreement (the “Maturity Date”). After the Maturity Date no further Revolving Loans shall be available from Lender.

(e) From time to time, upon not less than five (5) Business Days’ notice to Borrower, Lender may adjust the Advance Rate in order to reflect, in Lender’s reasonable judgment, the experience with Borrower (including by way of illustration, to adjust for any known or potential offsets by Medicare or Medicaid) or the aggregate amount or percentage of the Collections with respect to the Accounts.

2.02 Funding Procedures.

(a) Subject to the terms and conditions of this Agreement and so long as no Default or Event of Default has occurred hereunder, Lender will make Revolving Loans to Borrower upon request. Lender shall provide Borrower with a report regarding the Borrowing Base then in effect (a “Borrowing Base Certificate”) on a specified Business Day of each week (such day to be mutually agreeable to Borrower and Lender (such date shall be referred to herein as the “Settlement Date,” whether or not Borrower has requested a Revolving Loan to be made on such date)). If Borrower does not request a Revolving Loan on any Settlement Date, Borrower Representative shall cause the Borrowing Base Certificate to be executed by a duly Authorized Officer and return such duly executed Borrowing Base Certificate to Lender that same day. Borrower may request a Revolving Loan on any Settlement Date or any other day of the week (such day on which a Revolving Loan is requested to be made is referred to herein as the “Funding Date”). Upon request by Borrower of a Revolving Loan on any Funding Date, which such request shall be received by Lender no later than 12:00 P.M. (Eastern time) on such Funding Date, Lender shall prepare a Borrowing Base Certificate and a written request for such Revolving Loan substantially in the form of Exhibit 2.02(a) hereto (a “Loan Request”) and forward such Loan Request to Borrower Representative for execution. Subject to the terms and conditions of this Agreement, if the executed Borrowing Base Certificate and Loan Request are received by Lender before 2:00 P.M. (Eastern time) on any Funding Date, Lender will advance on such Funding Date (or the next Business Day if the executed Borrowing Base Certificate and Loan Request are received by Lender after 2:00 P.M. (Eastern time)) to Borrower a Revolving Loan in the amount equal to the lesser of (i) the amount of the Revolving Loan requested by Borrower in the Loan Request, or (ii) the Borrowing Base Excess as of such date. Any Advances made by Lender hereunder shall be treated for all purposes as, and shall accrue interest at the same rate applicable to, Revolving Loans. In the event that the

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Loan Request does not comply with the foregoing requirements within the timing parameters set forth above, Lender is under no obligation to provide the requested Advance.  If, however, Lender nonetheless determines to provide the requested Advance, Lender may charge Borrower an irregular Advance fee equal to one percent (1.00%) of the amount of such requested Advance.  Such irregular Advance fee may be paid, at the discretion of Lender: (i) by application of available funds in the Collection Account pursuant to Section 2.07, (ii) by application of Advances under the Credit Facility pursuant to Section 2.01, or (iii) upon five (5) Business Days’ notice, directly by Borrower. In connection with a Loan Request made on any Settlement Date, Borrower may also elect a minimum loan amount (a “Minimum Loan Amount”). Upon the election of any Minimum Loan Amount, such Minimum Loan Amount shall remain in effect until the next Settlement Date. The Borrower may submit a Minimum Loan Amount election with the Accounts Detail File via electronic mail on any Download Date or by electronic mail or through Lender’s platform prior to 12:00 P.M. on the applicable Settlement Date.

(b) The Borrowing Base Certificate and the Loan Request may be delivered via facsimile or digitally scanned and delivered by internet electronic mail, and Borrower acknowledges that Lender may rely on Borrower’s signature by facsimile or by scanned image, which shall be legally binding upon Borrower.

(c) Whether or not Borrower has requested a Revolving Loan to be made on such date, Lender may at any time charge against the Borrowing Base an amount equal to all fees, Expenses, principal, interest or other amounts as and when due and payable to Lender hereunder, and such charge shall be deemed to be a Revolving Loan and an Advance hereunder.

(d) Weekly Accounts Detail File;

(i) Not later than 5:00 P.M. two (2) Business Days prior to each Settlement Date (the “Download Date”), Borrower will deliver to Lender a system-generated data file associated with the Accounts, which shall include, without limitation, the information (including changes in the Obligor reimbursement rates and changes in federal or state laws or regulations affecting payment for medical services), required by Lender to enable Lender to process and value the outstanding Accounts of Borrower, as well as bill and collect such Accounts following an Event of Default (“Accounts Detail File”). Upon completion of the processing of the data with respect to such Accounts, Lender or its agent will prepare and deliver to Borrower Representative a Borrowing Base Certificate by no later than 12:00 PM on the second (2nd) Business Day following the Download Date.

(ii) No later than 5:00 P.M. (Eastern time) on the tenth (10th) day after the preceding month end, Borrower will deliver to Lender, (A) a system-generated billed claim file (the “Billed Claim File”), reflecting all billed claims for a rolling six-month period (or such other timeframe as reasonably specified by Lender) with such rolling six-month period beginning ten (10) months prior to the most recent month end; and (B) a system-generated transaction file, reflecting all transactional activity on the billed claims reflected in the Billed Claim File for the most recent trailing ten month period (or such other timeframe as reasonably specified by Lender).

(iii) No later than 5:00 P.M. ten (10) days after the preceding month end Borrower will deliver to Lender a system-generated monthly cash posting file for such preceding month.

(e) Lender’s determination of the Estimated Net Value of the Eligible Accounts and other amounts to be determined or calculated under this Agreement shall, in the absence of manifest error, be binding and conclusive.

2.03 Interest and Fees.

(a) Each Revolving Loan shall bear interest on the outstanding principal amount thereof from the date made until such Revolving Loan is paid in full, at a rate per annum equal to the Term SOFR plus three and ninety-five one hundredths of one percent (3.95%) (together, the “Interest Rate”). The Interest Rate on all amounts outstanding under the Credit Facility shall be adjusted daily based on any changes in Term SOFR. In connection with the use or administration of Term SOFR, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Lender will promptly notify Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

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(b) If any Event of Default shall occur and be continuing, the rate of interest applicable to each Revolving Loan then outstanding shall be the Default Rate. The Default Rate shall apply from the date of the Event of Default until the date such Event of Default is cured or waived, and interest accruing at the Default Rate shall be payable upon demand. If at any time the outstanding balance of the Revolving Loans is less than Five Million and No/100 Dollars ($5,000,000.00) (during each such period such minimum amount being referred to as the “Minimum Balance”), Borrower shall pay interest at a rate per annum equal to the Interest Rate times the Minimum Balance until such time as the outstanding balance on the Revolving Loans exceeds the Minimum Balance (the “Minimum Use Fee”).

(c) Should the Credit Facility be terminated for any reason prior to the last day of the Initial Term, in addition to repayment of all Obligations then outstanding and termination of Lender’s commitment hereunder, Borrower shall unconditionally be obligated to pay at the time of such termination, a fee (the “Termination Fee”) in an amount equal to the following percentage of the Revolving Loan Commitment: three percent (3.00%), if such early termination occurs on or prior to the first annual anniversary of the date of this Agreement, two percent (2.00%), if such early termination occurs after the first annual anniversary and on or prior to the second annual anniversary of the date of this Agreement; and one percent (1.00%) if such early termination occurs after the second annual anniversary date of this Agreement but prior to the last day of the Initial Term.

Borrower acknowledges that the Termination Fee is an estimate of Lender’s damages in the event of early termination and is not a penalty. In the event of termination of the Credit Facility, all of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination. All undertakings, agreements, covenants, warranties and representations of Borrower contained in the Loan Documents which by their terms specifically survive termination shall survive any such termination, and Lender shall retain its security interests in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding such termination until Borrower has paid the Obligations to Lender, in full, in immediately available funds, together with the applicable Termination Fee, if any. Notwithstanding the payment in full of the Obligations, Lender shall not be required to terminate its security interests in the Collateral unless, with respect to any loss or damage Lender may incur as a result of dishonored checks or other items of payment received by Lender from Borrower or any Obligor and applied to the Obligations, Lender shall, at its option, (i) have received a written agreement executed by Borrower and by any Person whose loans or other advances to Borrower are used in whole or in part to satisfy the Obligations, indemnifying Lender from any such loss or damage; or (ii) have retained such monetary reserves and security interests on the Collateral for such period of time as Lender, in its reasonable discretion, may deem necessary to protect Lender from any such loss or damage.

(d) Borrower shall unconditionally pay to Lender a fee (the “Unused Line Fee”) equal to 0.04166% per month of the unused portion of the Credit Facility, which fee shall be calculated and payable monthly, in arrears, and shall be due and payable on the first calendar day of each month. The unused portion of the Credit Facility shall be the difference between (i) the Revolving Loan Commitment and (ii) the greater of (x) the average daily outstanding balance of the Revolving Loans during each month (or portion thereof, as applicable), and (y) the Minimum Balance.

(e) Borrower shall pay Lender a collateral monitoring fee (“Collateral Monitoring Fee”) equal to 0.0833% per month of the average daily Borrowing Base during the prior month (or portion thereof, as applicable), which fee shall be calculated and payable monthly, in arrears, and shall be due and payable on the first calendar day of each month.

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2.04 Additional Interest Provisions.

(a) Calculation of Interest. Interest on the Revolving Loans shall be based on a year of three hundred sixty (360) days and charged pro rata for the actual number of days elapsed.

(b) Continuation of Interest Charges. All contractual rates of interest chargeable on outstanding Revolving Loans shall continue to accrue and be paid even after default, maturity, acceleration, termination of the Credit Facility, judgment, bankruptcy or insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

(c) Applicable Interest Limitations. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines Lender has charged or received interest hereunder in excess of the highest applicable rate, Lender shall, in its sole discretion, apply and set off such excess interest received by Lender against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

2.05 Payments.

(a) All accrued interest on the Revolving Loans shall be due and payable monthly on the first calendar day of each month immediately following the Closing Date. Any accrued Minimum Use Fees, Unused Line Fees and Collateral Monitoring Fees for each calendar month shall be due and payable monthly on the first calendar day of the following calendar month.

(b) If at any time the aggregate principal amount of all Revolving Loans outstanding exceeds the Borrowing Base then in effect, or, the aggregate of all Advances exceeds the Revolving Loan Commitment, Borrower shall immediately make such principal prepayments of the Revolving Loans (subject to the terms of Section 2.03(c)) as is necessary to eliminate such excess.

(c) The entire principal balance of all of the outstanding Advances, together with all unpaid accrued interest thereon and the Termination Fee, if any, and any unpaid Unused Line Fees, Minimum Use Fees and Collateral Monitoring Fees shall be due and payable on the Maturity Date.

(d) [Intentionally Omitted.]

(e) [Intentionally Omitted.]

(f) Within five (5) Business Days of receipt by Borrower of any (i) net proceeds from any sale of Collateral not specifically permitted by Section 7.01 hereof or (ii) net proceeds (including insurance proceeds) from any loss, destruction or condemnation of any Collateral, Borrower shall notify Lender thereof. If requested by Lender, Borrower shall within ten (10) Business Days of such request make a mandatory prepayment of the outstanding Revolving Loans in an amount equal to one hundred percent (100%) of the amount of such net proceeds (or such lesser amount as Lender may specify on the date of such request), to be applied as set forth in Section 2.07(f) and Section 2.08(b); provided that (A) no such mandatory prepayment shall be required with respect to net proceeds (including insurance proceeds) from any loss, destruction or condemnation of Collateral to the extent such net proceeds do not exceed $2,500,000 in the aggregate or sale, transfer or disposition of Borrower’s assets if the amount of such transaction does not exceed $5,000,000, and (B) to the extent any such net proceeds are used by Borrower to repair or replace the affected assets within one hundred eighty (180) days of receipt thereof with like or similar assets of substantially equal or better value and utility, such net proceeds shall not be subject to the mandatory prepayment requirement set forth in this Section 2.05(f).

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(g) All payments and prepayments shall be applied as set forth in Section 2.07(f) and Section 2.08(b). Except as otherwise provided herein, all payments by (or on behalf of) Borrower hereunder (including principal, interest, fees and any other amount due hereunder) shall be remitted to Lender in immediately available funds not later than 11:00 A.M. on the date specified herein; provided that, for the avoidance of doubt, any such payments shall be deemed not to have been received by Lender on any day unless immediately available funds have been credited to the Collection Account prior to 10:00 A.M. on such day. Any payment received by Lender in immediately available funds in the Collection Account later than 10:00 A.M. shall be deemed to have been received on the following day and any applicable interest, fee or other amount shall continue to accrue until such following day. Whenever any payment is stated as due on a calendar day which is not a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and interest and any other amount due hereunder shall continue to accrue during such extension. In addition, and notwithstanding anything to the contrary contained in this Agreement, each Borrower hereby authorizes Lender to charge interest, principal, fees and all other amounts due to Lender hereunder as and when due against the Borrowing Base with respect to any such payments due and payable under the Revolving Loans, and each such charge shall be deemed to be a Revolving Loan and an Advance hereunder, as of the date on which such payment is due.

2.06 Use of Proceeds. The extensions of credit under and proceeds of the Credit Facility shall be used (i) to repay existing Indebtedness of Borrower and (ii) for working capital and general business purposes.

2.07 Lockboxes and Collections.

(a) Borrower shall cause each Supported PC to enter into PC Depository Agreements with the Lockbox Bank in respect of such Supported PC’s Government Lockbox and Commercial Lockbox. Borrower shall cause each Supported PC to instruct the Lockbox Bank maintaining such Supported PC’s Government Lockbox and Commercial Lockbox that all Collections on all PC Accounts sent to such Government Lockbox and Commercial Lockbox shall be forwarded, on a daily basis, to an account of Borrower satisfactory to Lender, which shall be swept on a daily basis to an account of Lender (the “Collection Account”) pursuant to the terms and provisions of a Deposit Account Control Agreement.

(b) Borrower shall cause each Supported PC to cause all Collections with respect to all of the Accounts, other than the Government Accounts, to be sent directly to the Commercial Lockbox, and will cause all Collections with respect to the Government Accounts to be sent directly to such Supported PC’s Government Lockbox (which may be effectuated by electronic transfer directly to the Government Lockbox). In the event that Borrower or any Supported PC receives any Collections that should have been sent to the Commercial Lockbox or the Government Lockbox, Borrower shall, and shall cause such Supported PC to, promptly upon actual knowledge of such receipt and in any event within one (1) Business Day of such receipt (except with regard to Collections aggregating less than $100,000.00, within three (3) Business Days of receipt), forward such Collections directly to the Commercial Lockbox or the Government Lockbox, in the form received, and if requested by Lender, shall promptly notify Lender of such event. Until so forwarded, such Collections not generated from Government Accounts or Government Reimbursement Programs shall be held in trust for the benefit of Lender.

(c) Neither Borrower nor any Supported PC shall withdraw any amounts from the Commercial Lockbox or the Government Lockbox, and neither Borrower nor any Supported PC shall change the procedures under the Depository Agreements.

(d) Borrower shall, and shall cause each Supported PC to, cooperate with Lender in the identification and reconciliation on a monthly basis of all amounts received in the Commercial Lockbox and the Government Lockbox. If more than ten percent (10%) of the Collections since the prior month end is not identified or reconciled to the satisfaction of Lender within fifteen (15) Business Days of receipt, Lender shall not be obligated to make further Revolving Loans until such unidentified or unreconciled Collections are identified or reconciled to the reasonable satisfaction of Lender, as the case may be. In addition, if any such amount cannot be identified or reconciled to the satisfaction of Lender within the time period specified above, Lender may utilize its own staff or, if it deems necessary, engage an outside auditor, in either case at Borrower’s expense (which, in the case of Lender’s own staff, shall be in accordance with Lender’s then-prevailing customary charges (plus expenses); provided that the total amount of such charges and expenses shall not exceed $1,100 per day), to make such examination and report as may be necessary to identify and reconcile such amount.

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(e) Neither Borrower nor any Supported PC shall send to or deposit in any Commercial Lockbox or Government Lockbox any funds other than payments made with respect to Accounts (including PC Accounts).

(f) Prior to the occurrence of an Event of Default and subject to the provisions of Section 2.05(g), on each Business Day, Lender shall cause all Collections deposited and/or transferred to the Collection Account since the prior Business Day to be disbursed in the following order of priority (for purposes of calculating interest, all funds deposited in the Collection Account for application to any Revolving Loans shall be subject to a three (3) Business Day clearance period):

(i) to Lender, any costs and Expenses of Lender required to be paid or reimbursed by Borrower under this Agreement or under any of the other Loan Documents;

(ii) to Lender, in the amount of any Borrowing Base Deficiency, if any, to be applied against the Obligations;

(iii) subject to Section 2.03(c), to Lender, the amount of any prepayment of principal; and

(iv) to Lender, to be applied to any Advances outstanding under the Revolving Loans until the Revolving Loan balance equals the Minimum Loan Amount or, if no Minimum Loan Amount is then in effect, the Minimum Balance.

In addition, on each Settlement Date, so long as no Event of Default shall have occurred, Lender shall disburse to Borrower the amount, if any, by which the collected balance in the Collection Account exceeds the aggregate outstanding principal amount of the Advances and all interest and other amounts that will be payable on or before the next Settlement Date. Subject to the foregoing, any additional repayment of principal amounts hereunder shall require at least five (5) Business Days’ prior notice from Borrower to Lender.

2.08 Application of Proceeds of Collateral.

(a) Unless this Agreement expressly provides otherwise, so long as no Event of Default shall have occurred and remain outstanding, Lender agrees to apply all Collections as set forth in Section 2.07(f) hereof.

(b) If an Event of Default shall have occurred and remain outstanding, Lender may apply Collections, any other proceeds of Collateral and all other payments received by Lender to the payment of the Obligations in such manner and in such order as Lender may elect in its sole discretion.

(c) Transfer of Funds from Blocked Accounts. During a Cash Control Period, Lender shall have the right, at Lender’s election in its sole discretion, to require that funds on deposit in a Blocked Account be transferred on each Business Day as directed by Lender pursuant to the terms of the applicable Deposit Account Control Agreement, and Borrower agrees to take all actions required by Lender or by any bank at which any Blocked Account is maintained in order to effectuate the transfer of funds in this manner. No checks, drafts or other instruments received by Lender shall constitute final payment to Lender unless and until such instruments have actually been collected. Following the termination of any Cash Control Period, Lender agrees to take all actions required by Borrower to rescind or nullify any automatic transfers of funds deposited into any Blocked Account and to give Borrower control over the Blocked Accounts and all funds deposited therein, subject to the terms of a Deposit Account Control Agreement.

2.09 Fees. As of the Closing, Lender has fully earned, and Borrower shall have paid to Lender, a non-refundable commitment fee (the “Commitment Fee”) equal to Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00).

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Article 3

COLLATERAL

3.01 Description. To secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Obligations, Borrower hereby grants to the Lender a continuing security interest in, and a right to set off against, any and all right, title and interest of Borrower in and to all of the following, whether now owned or existing or owned, acquired, or arising hereafter (collectively, the “Collateral”): (a) all Accounts; (b) all cash and currency; (c) all Chattel Paper; (d) those certain Commercial Tort Claims set forth on Schedule 5.23 hereto; (e) all Deposit Accounts; (f) all Documents; (g) all General Intangibles; (h) all Goods (including Goods held on consignment with third parties); (i) all Instruments; (j) all Investment Property; (k) all Letter-of-Credit Rights and Letters of Credit; (n) all Supporting Obligations; (l) all books, records, writings, databases, information and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the foregoing in this Section 3.01; (m) all Proceeds of any of the foregoing and, to the extent not otherwise included, (i) all payments under insurance (whether or not the Lender is the loss payee thereof) in respect of Collateral and (ii) all tort claims; and (n) all other property and rights of every kind and description and interests therein.

All capitalized terms in this Section 3.01 shall have the meanings set forth in the Uniform Commercial Code unless otherwise defined herein.

Notwithstanding anything to the contrary contained herein, the security interests granted under this Agreement shall not extend to (a) any Property that is the subject of a Lien securing purchase money Indebtedness permitted under this Agreement pursuant to documents that prohibit Borrower from granting any other Liens in such Property, (b) more than sixty-five percent (65%) of the Equity Interests of any entity organized under the laws of any jurisdiction outside of the United States, (c) trademark applications filed in the United States Patent and Trademark Office (“USPTO”) on the basis of the applicant’s “intent to use” such trademark, unless and until acceptable evidence of use of the trademark has been filed with the USPTO pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), to the extent that granting a Lien in such Trademark application prior to such filing would adversely affect the enforceability or validity of such Trademark application; (d) any lease, license or other contract of Borrower if the grant of a security interest in such lease, license or contract in the manner contemplated by this Agreement is prohibited by the terms of such lease, license or contract or by Applicable Law and would result in the termination of such lease, license or contract or give the other parties thereto the right to terminate, accelerate or otherwise adversely alter Borrower’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both) and (e) the Excluded Accounts; provided that (i) any such limitation described in the foregoing clause (a) on the security interests granted hereunder shall apply only to the extent that any such prohibition could not be rendered ineffective pursuant to the UCC or any other Applicable Law (including Debtor Relief Laws) or principles of equity and (ii) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in such lease, license or contract or in any Applicable Law, to the extent sufficient to permit any such item to become Collateral hereunder, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such lease, license or contract shall be automatically and simultaneously granted hereunder and shall be included as Collateral hereunder.

Borrower and the Lender hereby acknowledge and agree that the security interest created hereby in the Collateral (i) constitutes continuing collateral security for all of the Obligations, whether now existing or hereafter arising and (ii) is not to be construed as an assignment of any copyrights, copyright licenses, patents, patent licenses, trademarks or trademark licenses.

3.02 Extent of Security Interests. The security interest granted in Section 3.01 hereof shall extend and attach to all Collateral which is presently in existence or hereafter acquired and which is owned by Borrower or in which Borrower has any interest, whether held by Borrower or by others for Borrower’s account, and wherever located.

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3.03 Lien Documents. At Closing and thereafter as Lender deems necessary, Borrower shall execute (if required) and deliver to Lender, or shall have executed (if required) and delivered (all in form and substance reasonably satisfactory to Lender):

(a) Financing Statements. Financing statements pursuant to the UCC, which Lender may file in the jurisdiction in which Borrower is organized and in any other jurisdiction that Lender deems appropriate; and

(b) Other Agreements. Any other agreements, documents, instruments and writings, including security agreements, deposit account control agreements, deeds of trust or mortgages with respect to any real property owned by Borrower, and assignment agreements, reasonably required by Lender to evidence, perfect or protect Lender’s Liens and security interest in the Collateral or as Lender may reasonably request from time to time, including a waiver agreement from each landlord with respect to any real property leased by Borrower and any Supported PC, in form and substance satisfactory to Lender.

3.04 Other Actions.

(a) In addition to the foregoing, to the extent not prohibited by Applicable Law, Borrower shall do, and shall cause the Supported PCs to do, anything further that may be lawfully and reasonably required by Lender to perfect its security interests and to effectuate the intentions and objectives of this Agreement, including, but not limited to, the execution (if required) and delivery of continuation statements, amendments to financing statements, security agreements, contracts and any other documents required hereunder. At Lender’s request, Borrower shall also immediately deliver (with execution by Borrower of all necessary documents or forms to reflect Lender’s security interest therein) to Lender all items for which Lender must or may receive possession to obtain a perfected security interest.

(b) Lender is hereby authorized to file financing statements naming Borrower, as debtor, in accordance with the Uniform Commercial Code, and if necessary, to the extent applicable, to otherwise file financing statements without Borrower’s signature if permitted by law. Borrower hereby authorizes Lender to file all financing statements and amendments to financing statements describing the Collateral in any filing office as Lender, in its sole discretion may determine, Borrower agrees to comply with the requirements of all federal and state laws and requests of Lender in order for Lender to have and maintain a valid and perfected first priority security interest in the Collateral including executing and causing any other Person to execute such documents as Lender may require to obtain Control (as defined in the UCC) over all Deposit Accounts, Electronic Chattel Paper, Letter-of-Credit Rights and Investment Property (each as defined in the UCC).

3.05 Searches. Lender shall, prior to or at Closing, and thereafter as Lender may reasonably determine from time to time, at Borrower’s expense, obtain the following searches (the results of which are to be consistent with the warranties made by Borrower in this Agreement):

(a) UCC Searches. With respect to Borrower and each Supported PC, UCC searches with the Secretary of State and local filing office of its jurisdiction of organization and local filing office of each state where Borrower or such Supported PC, as the case may be, maintains its chief executive office and/or a place of business or assets;

(b) Judgments, Etc. Judgment, federal tax Lien and corporate tax Lien searches against Borrower, in all applicable filing offices of each state searched under Section 3.05(a) hereof.

3.06 Good Standing Certificates. Borrower shall, prior to or at Closing and at Borrower’s expense, obtain and deliver to Lender good standing or equivalent certificates showing Borrower and each Supported PC to be in good standing in its state of incorporation or organization and authorized to transact business as a foreign corporation or entity in each other state in which it is doing business for which Borrower’s or such Supported PC’s failure to be so qualified could reasonably be expected to cause a Material Adverse Effect.

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3.07 [Intentionally Omitted.]

3.08 Power of Attorney. Each of the officers of Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring any of them to act as such) with full power of substitution to do the following (such power to be deemed coupled with an interest): (a) endorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to Borrower and constitute collections on the Collateral; (b) execute in the name of Borrower any financing statements, schedules, assignments, instruments, documents and statements that Borrower is obligated to give Lender hereunder or that is necessary to perfect Lender’s security interest or Lien in the Collateral; (c) following the occurrence of an Event of Default which is continuing, verify the validity, amount or any other matter relating to the Collateral by mail, telephone, facsimile, pdf or otherwise; and (d) following the occurrence of an Event of Default which is continuing, do such other and further acts and deeds in the name of Borrower that Lender may reasonably deem necessary or desirable to enforce its right with respect to any Collateral.

3.09 [Intentionally Omitted].

3.10 Limited License. Regardless of whether Lender’s security interests in any of the General Intangibles (as defined in the UCC) has attached or is perfected, Borrower hereby irrevocably grants to Lender a royalty-free, non-exclusive license to use Borrower’s trademarks, copyrights, patents and other proprietary and Intellectual Property rights, in connection with the advertisement for sale, and the sale or other Disposition of, any Collateral by, or on behalf of, Lender in accordance with the provisions of this Agreement.

3.11 Credit Balances; Additional Collateral.

(a) The rights and security interests granted to the Lender hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that the Revolving Loans may from time to time be temporarily in a credit position, until the termination of this Agreement and the full and final payment and satisfaction of the Obligations. Any reserves or balances to the credit of Borrower, and any other Property of Borrower in the possession of Lender, may be held by Lender and applied in whole or partial satisfaction of such Obligations which are then due and payable in accordance with the terms of this Agreement. The Liens and security interests granted to Lender herein and any other Lien or security interest which Lender may have in any other assets of Borrower secure payment and performance of all present and future Obligations.

(b) Notwithstanding Lender’s security interests in the Collateral, to the extent that the Obligations are now or hereafter secured by any assets or Property other than the Collateral, or by the guaranty, endorsement, assets or property of any other Person, Lender shall have the right in its sole discretion to determine which rights, security, Liens, security interests or remedies Lender shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of such rights, security, Liens, security interests or remedies, or any of Lenders’ rights under this Agreement.

3.12 Reference to Other Loan Documents. Reference is hereby made to the other Loan Documents for additional representations, covenants and other agreements of Borrower regarding the Collateral covered by such Loan Documents.

Article 4

CLOSING AND CONDITIONS PRECEDENT TO ADVANCES

Closing under this Agreement and the making of each Revolving Loan are subject to the following conditions precedent (all documents to be in form and substance satisfactory to Lender and Lender’s counsel):

4.01 Resolutions, Opinions and Other Documents. Prior to the Closing, Borrower shall have delivered to Lender the following:

(a) each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the Closing Checklist attached hereto as Exhibit 4.01(a) in each case in form and substance satisfactory to Lender in its sole discretion (with such number of originals or copies as required by Lender) executed by each of the Loan Parties party thereto and other required Persons, as applicable;

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(b) certified copies of (i) resolutions of Borrower’s and each Supported PC’s board of director(s), or manager(s), as applicable, authorizing the execution of the Loan Documents and each other document to which it is a party, required to be delivered by any Section hereof and (ii) Borrower’s and each Supported PC’s Organizational Documents;

(c) incumbency certificates identifying all Authorized Officers of Borrower and each Supported PC, with specimen signatures;

(d) a written opinion of Borrower’s independent counsel addressed to Lender in the form attached hereto as Exhibit 4.01(d);

(e) payment by Borrower of all Expenses associated with the Credit Facility incurred to the Closing Date and the Commitment Fee;

(f) UCC, judgment, federal and state tax Lien searches pursuant to Section 3.05 hereof, which searches shall verify that Lender will have a first priority security interest in the Collateral, subject to Permitted Liens;

(g) an initial borrowing base certificate dated the Closing Date evidencing Borrower’s maximum borrowing availability under the Borrowing Base as of the Closing Date;

(h) to the extent applicable, payoff letters and releases from all Persons having a security interest or other interest in the Collateral (excluding Permitted Liens), together with all UCC-3 terminations or partial releases necessary to terminate such Persons’ interests in the Collateral;

(i) certification by Borrower that all past-due payroll and unemployment taxes of Borrower and each Supported PC have been paid in full and that Borrower and each Supported PC remains current on such taxes;

(j) copies of each of the accreditations, licenses, permits and certifications related to the representations in Section 5.03 hereof, and all Contracts requested by Lender;

(k) monthly and year-to-date consolidated financial statements for the most recent month end prior to Closing (at least fifteen (15) days prior to Closing or such shorter period as Lender may determine);

(l) satisfactory background checks on the senior management of Borrower and each Supported PC, as determined by Lender;

(m) [reserved];

(n) evidence satisfactory to Lender that the Required Insurance is in full force and effect and that Lender has been named as a lender’s loss payee or additional insured, as applicable, with respect to such Required Insurance in a manner satisfactory to Lender;

(o) all UCC financing statements and similar documents required to be filed in order to create in favor of Lender a first priority and exclusive (except for Permitted Liens) perfected security interest in the Collateral (to the extent that such a security interest may be perfected by a filing under the UCC or Applicable Law), shall have been (or will be simultaneous with the Closing) properly filed in each office in each jurisdiction required;

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(p) all information necessary for Lender to issue wire transfer instructions on behalf of Borrower for the initial and subsequent Revolving Loans and/or Advances, including disbursement authorizations in form acceptable to Lender;

(q) a certificate dated the Closing Date and signed by an Authorized Officer of Borrower or any Supported PC certifying that all of the conditions specified in this Section 4.01 and Section 4.02 hereof have been fulfilled and that there has not occurred any material adverse change in the operations and conditions (financial or otherwise) of Borrower or any Supported PC since March 31, 2026; and

(r) all other documents, information and reports required or requested to be executed and/or delivered by Borrower under any provision of this Agreement or any of the Loan Documents.

4.02 Additional Preconditions to Revolving Loans. Lender’s obligation to make the initial Revolving Loan and each subsequent Revolving Loan shall be subject to the satisfaction of each of the following conditions:

(a) After giving effect to each such Revolving Loan, (i) the aggregate principal amount of all Revolving Loans outstanding shall not exceed the Borrowing Base then in effect and the aggregate amount of all Advances shall not exceed the Revolving Loan Commitment and (ii) the ENV of all Eligible Accounts shall not exceed any of the Concentration Limits.

(b) All representations and warranties of Borrower set forth in Section 5 of this Agreement and on behalf of each Supported PC shall be deemed reaffirmed as of the making of such Revolving Loan and shall be true and correct in all material respects (except with respect to any representation or warranty qualified by materiality or Material Adverse Effect, each of which representation or warranty shall be true and correct in all respects) both before and after giving effect to such Revolving Loan (except to the extent that they relate specifically to an earlier date, in which case they shall be true and correct in all material respects (except with respect to any representation or warranty qualified by materiality or Material Adverse Effect, each of which representation or warranty shall be true and correct in all respects) on and as of such earlier date), and no Default or Event of Default shall have occurred and be continuing, Borrower shall be in compliance with this Agreement and the other Loan Documents, and Borrower shall have certified such matters to Lender.

(c) Borrower shall have caused the Supported PCs to direct all Obligors to make payment to such Supported PC’s Government Lockbox or Commercial Lockbox, as applicable.

(d) Borrower shall have taken, or shall cause the Supported PCs to have taken, all actions necessary to permit Lender’s accounts receivable monitoring system to interpret the files (including the Accounts Detail File) provided by Borrower to Lender with respect to all of the Eligible Accounts.

(e) The lockbox arrangements required by Section 2.07 hereof shall be in effect, and the amounts received in the lockboxes shall have been identified or reconciled to Lender’s satisfaction, as required by Section 2.07(d) hereof.

(f) Borrower shall have taken such other actions, including the delivery of documents and opinions, as Lender may reasonably request.

(g) No Default or Event of Default hereunder shall have occurred and be continuing.

(h) Borrower shall, and shall cause each Supported PC to, have performed and complied with all agreements, covenants and conditions contained herein including the provisions of Articles 6 and 7 hereof, which are required to be performed or complied with by Borrower and each Supported PC before or at the Closing Date and as of the date of the making of each Advance.

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4.03 Closing. Subject to the conditions of this Article 4, the Credit Facility shall be made available on the date (the “Closing Date”) this Agreement is executed and all of the conditions contained in Sections 4.01 and 4.02 hereof are completed (the “Closing”).

4.04 Non-Waiver of Rights. By completing the Closing hereunder, or by making Advances hereunder, Lender does not thereby waive a breach of any warranty, representation or covenant made by Borrower hereunder or under any agreement, document, or instrument delivered to Lender or otherwise referred to herein, and any claims and rights of Lender resulting from any breach or misrepresentation by Borrower are specifically reserved by Lender.

Article 5

REPRESENTATIONS AND WARRANTIES

To induce Lender to complete the Closing and make the Revolving Loans under the Credit Facility to Borrower, Borrower warrants and represents to Lender that:

5.01 Organization and Validity.

(a) Each of Borrower and each Supported PC is duly organized as either a partnership, corporation or limited liability company and is validly existing under the laws of its state of organization, incorporation or formation, is duly qualified, validly existing and, to the extent applicable, in good standing and has lawful power and authority to engage in the business it conducts in each state and other jurisdiction in which the nature and extent of its business requires qualification, except where the failure to so qualify could not reasonably be expected to cause a Material Adverse Effect. A list of all states and other jurisdictions in which Borrower and each Supported PC is qualified to do business is attached hereto as Schedule 5.01 and made a part hereof.

(b) The making and performance of this Agreement and the other Loan Documents, and each document required by any Section hereof, will not (i) violate in any material respect any law, government rule, regulation, order, judgment or award applicable to Borrower, any Supported PC or any of Borrower’s or such Supported PC’s Property, (ii) violate any provision of Borrower’s or any Supported PC’s Organizational Documents, or (iii) violate or result in a default (immediately, with the passage of time or with the giving of notice) under any material contract, agreement or instrument to which Borrower or any Supported PC is a party, or by which Borrower or any Supported PC is bound. Neither Borrower nor any Supported PC is in violation of, and has not knowingly caused any other Person to violate any term of, any agreement or instrument to which it or such other Person is a party or by which it may be bound or of its Organizational Documents or minutes, which violation could reasonably be expected to cause a Material Adverse Effect.

(c) Each of Borrower and each Supported PC has all requisite power and authority to enter into and perform this Agreement and the other Loan Documents and to incur the Obligations herein provided for, and has taken all proper and necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents.

(d) This Agreement and each other Loan Document required to be executed and delivered by Borrower or such Supported PC hereunder, when delivered, will be valid and binding upon each Borrower party thereto and enforceable in accordance with their respective terms.

5.02 Places of Business. Each of Borrower’s and each Supported PC’s jurisdiction of organization is set forth in Schedule 5.02 hereto, and (a) each of Borrower’s and each Supported PC’s chief executive office, (b) all other places of business of each Borrower and each Supported PC and (c) each Healthcare Facility and any other locations of any Collateral are located at the corresponding addresses set forth on Schedule 5.02 hereto. Except as disclosed on Schedule 5.02 hereto: (x) neither Borrower nor any Supported PC has been organized in any other jurisdiction nor changed any such location in the last five (5) years, (y) neither Borrower nor any Supported PC has changed its name in the last five (5) years, and (z) during such period neither Borrower nor any Supported PC has used, nor does Borrower or any Supported PC now use, any fictitious or trade name.

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5.03 Healthcare Matters.

(a) Operation of Facilities. Borrower owns or leases facilities sufficient to permit or the Supported PCs to provide health care services and (i) maintains, or causes each Supported PC to maintain, Medicare and Medicaid provider enrollment, as applicable, and each of Borrower and each Supported PC, as applicable, is the holder of the provider identification numbers identified on Schedule 5.03 hereto, all of which are current and valid and neither Borrower nor any Supported PC has allowed, permitted, authorized or caused any other Person to use any such provider identification number, and (ii) has obtained, or caused the Supported PCs to obtain, all material Permits necessary for Borrower and each Supported PC to own its assets, to carry on its business, to execute, deliver and perform the Loan Documents, and to receive payments from the Obligors and, if organized as a not-for-profit entity, has and maintains its status, if any, as an organization exempt from federal taxation under Section 501(c)(3) of the Code. Neither Borrower nor any Supported PC has been notified by any such Governmental Authority or other Person during the immediately preceding 24-month period that such party has rescinded, limited or not renewed, or intends to rescind, limit or not renew, any such license or approval.

(b) Healthcare Permits. Each of Borrower and each of Supported PC, as applicable, has (i) each Permit and other rights from, and has made all declarations and filings with, all applicable Governmental Authorities, all self-regulatory authorities and all courts and other tribunals necessary to engage in the ownership and operation of the Healthcare Facilities, except where such failure to make a declaration or filing could not reasonably be expected to result in a Material Adverse Effect, and (ii) no knowledge that any Governmental Authority is considering limiting, suspending or revoking any such Permit. All such Permits are valid and in full force and effect, and each of Borrower and each Supported PC, as applicable, is in material compliance with the terms and conditions of all such Permits.

(c) Specific Licensing. Each Healthcare Facility is duly licensed to the extent required by the Applicable Laws of the state in which the Healthcare Facility is located to the extent such Healthcare Facility is required to be licensed under such Healthcare Laws.

(d) Participation Agreements/Provider Status/Cost Reports.

(i) Each of Borrower and each Supported PC has the requisite participation agreement or provider number or other Permit to bill the respective Medicaid program in the state or states in which Borrower or such Supported PC operates (to the extent Borrower or any Supported PC participates in the Medicare or Medicaid program in such state or states) and all other Third Party Payor Programs (including Medicare) which have historically accounted for any portion of the in-network revenues of such Healthcare Facility.

(ii) There is no investigation, audit, claim review or other action pending or, to the knowledge of Borrower, threatened which could reasonably be expected to result in a revocation, suspension, termination, probation, restriction, limitation or non-renewal of any participation agreements with Third Party Payors with respect to the business of Borrower or any Supported PC (collectively, “Participation Agreements”) or provider number or other Permit or result in Borrower’s or any Supported PC’s exclusion from any Third Party Payor Program, nor has Borrower nor any Supported PC received any notice from any Third Party Payor Program that it intends not to renew any Participation Agreement or provider agreement or other Permit related to any Healthcare Facility, nor has Borrower or any Supported PC made any decision not to renew any Participation Agreement or provider agreement or other Permit, nor is there any action pending or, to the knowledge of Borrower, threatened to impose material intermediate or alternative sanctions with respect to any Healthcare Facility.

(iii) Borrower, and, to the knowledge of Borrower, Borrower’s and each Supported PC’s contractors, have billed all intermediaries and Third Party Payors for services rendered with respect to the Healthcare Facilities in compliance in all material respects with Applicable Laws and have maintained their records to reflect such billing practices. No material funds relating to Borrower or to any Supported PC are currently withheld by any Third Party Payor outside the ordinary course of day-to-day claims adjudication.

(iv) All Medicare, Medicaid and private insurance cost reports and financial reports that have been submitted by Borrower and each Supported PC, if any, are materially accurate and complete and have not been misleading in any material respect. No cost reports for the Healthcare Facilities remain “open” or unsettled, except in the ordinary course of Borrower’s business and consistent with past practices. There are no current, pending or outstanding Medicare, Medicaid or Third Party Payor Program reimbursement audits or appeals pending with respect to the Healthcare Facilities, Borrower or any Supported PC.

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(e) No Violation of Healthcare Laws.

(i) None of the Healthcare Facilities, Borrower nor any Supported PC is in material violation of any Healthcare Laws.

(ii) Each of the Borrower and each Supported PC, as applicable, is HIPAA Compliant. Neither Borrower, nor any Healthcare Facility nor any Supported PC has received during the previous three (3) years any notice of allegation or investigation regarding any HIPAA Breach, as that term is defined in the law, or breach of similar state privacy law. Neither Borrower, any Healthcare Facility nor any Supported PC has experienced during the previous three (3) years any HIPAA Breach affecting more than five hundred (500) individuals and requiring notification to the affected individuals or the Secretary of the Department of Health and Human Services.

(iii) No Healthcare Facility is currently subject to any plan of correction that has not been accepted by or is currently the subject of a review by the applicable Governmental Authority. Neither Borrower nor any Supported PC has received notice of any charges of patient abuse.

(f) Healthcare Proceedings. Neither Borrower, any Healthcare Facility nor any Supported PC is subject to any Healthcare Proceeding, suit or, to Borrower’s knowledge, investigation by any Governmental Authority (including the Office of the Inspector General of the United States Department of Health and Human Services): (i) which could reasonably be expected to result in the imposition of a fine, an alternative, interim or final sanction, or a lower reimbursement rate for services rendered to eligible patients which has not been provided for on their respective financial statements, or which could reasonably be expected to have a Material Adverse Effect on Borrower or the operation of any individual Healthcare Facility; (ii) which could reasonably be expected to result in the revocation, transfer, surrender, suspension or other impairment of the operating certificate provider agreement or Permits of any Healthcare Facility; (iii) which pertains to any state or federal Medicare or Medicaid cost reports or claims filed by Borrower or such Supported PC, (including, but not limited to, any reimbursement audits), or any disallowance by any commission, board or agency in connection with any audit of such cost reports; or (iv) which pertains to or requests any voluntary disclosure pertaining to a potential overpayment matter involving the submission of claims to such payor by Borrower or such Supported PC, as the case may be.

(g) Fraud and Abuse.

(i) Neither Borrower nor any Supported PC has, nor to the knowledge of Borrower or any Supported PC has been alleged to have, and no Person with an “ownership interest” or “indirect ownership interest” (as each such phrase is defined at 42 C.F.R. 420.201), officer, manager, employee or agent of Borrower has, engaged in any of the following: (A) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment under any Government Reimbursement Program; (B) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment under any Government Reimbursement Program; (C) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment under any Government Reimbursement Program on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (D) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (1) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any Government Reimbursement Program, or (2) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part by any Government Reimbursement Program; (E) presenting or causing to be presented a claim for reimbursement for services that is for an item or services that was known or should have been known to be (1) not provided as claimed, or (2) false or fraudulent; or (F) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (1) a facility in order that the facility may qualify for certification under any Government Reimbursement Program, or (2) information required to be provided under 42 U.S.C. § 1320a-3.

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(ii) Neither Borrower nor any Supported PC has been, and to the knowledge of Borrower or any Supported PC has not been alleged to be, and no Person with an “ownership interest” or “indirect ownership interest” (as each such phase is defined at 42 C.F.R. 420.201), officer, manager, employee or agent of Borrower or any Supported PC has: (A) had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. § 1320a-7a or is the subject of a proceeding seeking to assess such penalty; (B) been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. § 1320a-7b) or is the subject of a proceeding seeking to assess such penalty, or has been “suspended”, excluded or “debarred” from any Government Reimbursement Program or from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to Federal government agencies generally (48 C.F.R. Subpart 8.4), or other Applicable Laws or regulations; (C) been convicted (as that term is defined in 42 C.F.R. § 1001.2) of any of those offenses described in 42 U.S.C. § 1320a-7b or 18 U.S.C. § § 669, 1035, 1347, 1518 or is the subject of a proceeding seeking to assess such penalty; (D) been identified as the subject of a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. § § 3729-3731 or qui tam action brought pursuant to 31 U.S.C. § 3729 et seq.; (E) been made a party to any other action by any Governmental Authority that may result in suspension, exclusion, or debarment from any Government Reimbursement Program or that may prohibit it from selling products to any governmental or other purchaser pursuant to any law; or (F) been or become subject to any Federal, state, local governmental or private payor civil or criminal investigations or inquiries, proceedings, validation review, program integrity review or statement of charges involving and/or related to its compliance with Healthcare Laws or involving or threatening its participation in Medicare, Medicaid or other Third Party Payor Programs or its billing practices with respect thereto.

5.04 Pending Litigation. Other than as set forth on Schedule 5.04 hereto, there are no judgments or judicial or administrative orders, proceedings or investigations (civil or criminal) pending, or to the knowledge of Borrower, threatened, against Borrower or any Supported PC in any court or before any Governmental Authority or arbitration board or tribunal (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that would reasonably be likely to adversely affect this Agreement or the transactions contemplated hereby. No Member or executive officer of Borrower or any Supported PC has been indicted or convicted in connection with or is engaging in any criminal conduct, or is currently subject to any lawsuit or proceeding or under investigation in connection with any racketeering or other similar criminal conduct or activity.

5.05 Medicaid and Medicare Cost Reporting. The Medicaid and Medicare cost reports of each facility and of the home office of Borrower for all cost reporting periods have been submitted when and as required to (a) as to Medicaid, the state agency, or other CMS-designated agent or agent of such state agency, charged with such responsibility or (b) as to Medicare, the Medicare intermediary or other CMS-designated agent charged with such responsibility. No cost report indicates and no audit has resulted in any determination that Borrower or any Supported PC was overpaid for Medicaid and Medicare by Five Hundred Thousand and No/100 Dollars ($500,000.00) or more in any of the most recent three (3) fiscal years covered by such audit.

5.06 Title to Collateral. Borrower has good and marketable title to all the Collateral it respectively purports to own, and each Supported PC has good and marketable title to the Collateral (as defined in the Management Services Agreements) it purports to own, in each case, free from co-owners, Liens, claims and encumbrances, except, with respect to Borrower, those of Lender and, with respect to Borrower and each Supported PC, those listed on Schedule 5.06 hereto and permitted by Section 7.02 (the “Permitted Liens”). The possession and use of such Collateral (including the Collateral (as defined in the Management Services Agreements)), in each case, does not and will not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person.

5.07 Governmental Consent. Neither the nature of Borrower or of Borrower’s business or Property, nor any relationship between Borrower and any other Person, nor any circumstance affecting Borrower in connection with the execution, issuance and/or delivery of this Agreement or the Revolving Note, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of Borrower in connection with the execution and delivery of this Agreement or the issuance or delivery of the Revolving Note or the other Loan Documents, except for filings relating to the perfection of Lender’s security interest in the Collateral and any other filings or notices required hereunder that have been made or given.

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5.08 Taxes. All material tax returns (or appropriate extensions therefor) required to have been filed by Borrower and each Supported PC in any jurisdiction have in fact been filed, and all material Taxes, assessments, fees and other governmental charges upon Borrower and each Supported PC, or upon any of its Property, income or franchises, which are shown to be due and payable on such returns, have been paid, except for those Taxes being contested in good faith with due diligence by appropriate proceedings and for which appropriate reserves have been maintained under GAAP. Borrower is not aware of any proposed additional tax assessment or tax to be assessed against or applicable to Borrower or any Supported PC that could reasonably be expected to cause a Material Adverse Effect.

5.09 Financial Statements.

(a) Borrower’s annual audited consolidated balance sheet as of December 31, 2025, accompanied by reports thereon from Borrower’s independent certified public accountants, and the quarterly consolidated balance sheet as of March 31, 2026 and the related income statements and statements of cash flows as of such dates (complete copies of which have been delivered to Lender), have been prepared in accordance with GAAP and present fairly, accurately and completely the financial position of Borrower as of such dates and the results of its operations for such periods.

(b) Since the date of the last consolidated balance sheet and related income statements and statements of cash flows, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect. All financial statements of Borrower previously furnished to Lender present fairly, in all material respects, the financial condition of the Borrower as of the date of such financial statements.

(c) The fiscal year for Borrower and for each Supported PC currently ends on the date set forth on Schedule 5.09 hereto. Each of Borrower’s and each Supported PC’s Federal tax identification number and organization number are as set forth on Schedule 5.09 hereto.

5.10 Full Disclosure. Neither the financial statements referred to in Section 5.09 hereof, nor this Agreement or related agreements and documents or any written statement furnished by Borrower to Lender in connection with the negotiation of the Credit Facility and contained in any financial statements or documents relating to Borrower or any Supported PC, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading.

5.11 Guarantees, Contracts, etc.

(a) Borrower does not own or hold partnership interests or equity or long-term debt investments in, nor does it have any outstanding advances to, or serve as guarantor, surety or accommodation maker for the obligations of, or have any outstanding borrowings from, any Person except as described in Schedule 5.11 hereto.

(b) Except as otherwise specifically provided in this Agreement, Borrower has not agreed or consented to cause or permit any of the Collateral whether now owned or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise) to a Lien or encumbrance not permitted by this Agreement.

5.12 Compliance with Laws.

(a) Neither Borrower nor any Supported PC is not in violation of, and has not received written notice that it is in violation of, nor has Borrower knowingly caused any Person to violate, any applicable statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality or county or of any other jurisdiction, or of any agency, or department thereof (including Environmental Laws and regulations), which could reasonably be expected to cause a Material Adverse Effect.

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(b) Each of Borrower and each Supported PC is current with all reports and documents required to be filed with any state or federal securities commission (if any) or similar agency and is in full compliance with all applicable rules and regulations of such commissions, except where such failure to so file or comply could not reasonably be expected to cause a Material Adverse Effect.

5.13 Other Associations. Neither Borrower nor any Supported PC is engaged in, nor does Borrower have an interest in, any joint venture or partnership with any other Person nor has any Subsidiaries or Affiliates, except as described on Schedule 5.13 hereto.

5.14 Environmental Matters. Except as disclosed on Schedule 5.14 hereto and except for matters that would not reasonably be expected to have a Material Adverse Effect, Borrower nor any Supported PC has no knowledge:

(a) of violations of any Environmental Laws on any of the real property on which Borrower or any Supported PC maintains operations or has its personal Property, or on which any Collateral is located;

(b) of any claims or actions pending or threatened in writing, or claims or actions in the past during Borrower’s or any Supported PC’s period of ownership, against Borrower, any Supported PC or any of such real property by any governmental entity or agency or by any other Person or entity relating to Hazardous Substances or pursuant to any Environmental Laws;

(c) of the presence of any Hazardous Substances on any of such real property;

(d) of any such real property ever having been used by Borrower or any Supported PC or, to the best of Borrower’s and each Supported PC’s knowledge, any other Person, to refine, produce, store, handle, transfer, process, transport or dispose of Hazardous Substances other than in full compliance with Environmental Laws;

(e) of storage tanks (including petroleum or heating oil storage tanks), underground or above ground, present on or under any of such real property, or that have been on or under any such real property but removed therefrom;

(f) of any on-site spills, releases, discharges, disposal or storage of Hazardous Substances that have occurred or are presently occurring on any of such real property; or

(g) of any spills, releases, discharges, disposal or storage of Hazardous Substances that have occurred or are presently occurring on any other real property as a result of the conduct, action or activities of Borrower and any Supported PC.

5.15 Equity Interests. The authorized and outstanding Equity Interests of Borrower and each Supported PC are as set forth on Schedule 5.15 hereto. All of the Equity Interests of Borrower have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of all regulatory bodies thereof governing the sale and delivery of securities. Except for the rights and obligations set forth in Schedule 5.15 hereto, there are no subscriptions, warrants, options, calls, commitments, rights or agreements by which Borrower or any of the Members of Borrower is bound relating to the issuance, transfer, voting or redemption of its Equity Interests or any preemptive rights held by any Person with respect to the Equity Interests of Borrower. Except as set forth in Schedule 5.15 hereto, Borrower has not issued any securities convertible into or exchangeable for its Equity Interests or any options, warrants or other rights to acquire such Equity Interests or securities convertible into or exchangeable for such Equity Interests.

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5.16 Lockboxes. The Government Lockbox and the Commercial Lockbox are the only lockbox accounts maintained by Borrower or any Supported PC, and each Obligor of an Eligible Account has been directed and is required to remit all payments with respect to such Account for deposit in the Government Lockbox or the Commercial Lockbox, as applicable.

5.17 Borrowing Base Certificates. Each Borrowing Base Certificate signed by Borrower, on behalf of Borrower and each Supported PC, contains an accurate summary of all Eligible Accounts of Borrower contained in the Borrowing Base as of its date.

5.18 Security Interest. Borrower represents and warrants to Lender that except for the Permitted Liens and subject to the Term Loan Intercreditor Agreement, (a) upon the filing of UCC financing statements covering the Collateral in all required jurisdictions, this Agreement creates a valid, perfected, first priority and exclusive security interest in all Collateral of Borrower as to which perfection may be achieved by filing, (b) Lender’s security interests in the Collateral constitute, and will at all times constitute, first priority and exclusive Liens on the Collateral, and (c) Borrower is, or will be at the time additional Collateral is acquired by Borrower, the absolute owner of such additional Collateral with full right to pledge, sell, transfer and create a security interest therein, free and clear of any and all claims or Liens other than Permitted Liens.

5.19 Accounts.

(a) Borrower has not done and has no knowledge of any Supported PC to have done anything to interfere with the collection of the Accounts, and Borrower has not and has no knowledge of any Supported PC to have amended or waived the terms or conditions of any Account or any related Contract in any material adverse manner or in any manner not consistent with the ordinary course of Borrower’s business and consistent with past practices unless any such amendment or waiver is promptly and accurately reflected in the immediately following Account Detail File delivered to Lender pursuant to the terms of this Agreement.

(b) Borrower has made, and has caused each Supported PC to make, all payments to Obligors necessary to prevent any Obligor from offsetting any earlier overpayment to Borrower against any amounts such Obligor owes on an Account.

(c) All monthly subscription and service fees and other amounts due and owing to each Billing Servicer pursuant to the respective Billing Service Agreement are paid and current as of the most recent month end.

(d) Each PC Account is listed on Schedule 5.19 hereto.

5.20 ERISA. Borrower and all other members of its Controlled Group have fulfilled their obligations under the minimum funding standards of, and are in compliance in all material respects with, ERISA and the Code to the extent applicable to them and, other than a liability for premiums under Section 4007 of ERISA, have not incurred any liability to the PBGC or a Plan under Title IV of ERISA. Borrower and its Subsidiaries and/or Affiliates have no contingent liabilities with respect to any post-retirement benefits under a welfare plan, as defined in Section 3(1) of ERISA, other than liability for continuation coverage described in Article 6 of Title 1 of ERISA.

5.21 Representations and Warranties for each Revolving Loan. As of each date that Borrower shall request any Revolving Loan, Borrower shall be deemed to make (on its own behalf and on behalf of each Supported PC), with respect to each Eligible Account included in the Borrowing Base, each of the following representations and warranties:

(a) Such Account satisfies each of the conditions of an Eligible Account.

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(b) All information relating to such Account that has been delivered to Lender is true, complete and correct in all material respects. With respect to each such Account that has been billed, Borrower has delivered, or has caused each Supported PC to deliver, to the Obligor all requested supporting claim documents, and all information set forth in the bill and supporting claim documents is true, complete and correct in all material respects.

(c) Other than Permitted Liens, there is no Lien or adverse claim in favor of any third party, nor any filing against Borrower, as debtor, covering or purporting to cover any interest in such Account.

(d) Such Account is (i) payable in an amount not less than its Estimated Net Value by the Obligor identified by Borrower as being obligated to do so, and is recognized as such by the Obligor, (ii) the legally enforceable obligation of such Obligor, and (iii) an account or general intangible within the meaning of the UCC, or is a right to payment under a policy of insurance or proceeds thereof, and is not evidenced by any instrument or chattel paper. There is no payor other than the Obligor identified by Borrower as the payor primarily liable on such Account (other than patient co-pays and deductibles).

(e) No such Account (i) requires the approval of any third Person for such Account to be pledged as Collateral to Lender hereunder (or as Collateral (as defined in the Management Services Agreements) to Borrower under the Management Services Agreements), and if any such approval is required under Applicable Law, Borrower has secured, or has caused such Supported PC to secure, such approval (ii) is subject to any legal action, proceeding or investigation (pending or threatened), dispute, set-off, counterclaim, defense, abatement, suspension, deferment, deductible, reduction or termination by the Obligor or (iii) is past the statutory limit for collection applicable to the Obligor.

(f) Borrower does not have and has no knowledge of any Supported PC having any guaranty of, letter of credit support for, or collateral security for such Account, other than any such guaranty, letter of credit or collateral security as has been pledged as Collateral to Lender.

(g) The services constituting the basis of such Account (i) to the best of Borrower’s knowledge were medically necessary for the patient and (ii) at the time such services were rendered, were fully covered (subject to co-pays and deductibles) by the insurance policy or Contract obligating the applicable Obligor to make payment with respect to such Account (and Borrower has verified such determination), and (iii) were provided to the patient in the ordinary course of Borrower’s or such Supported PC’s business.

(h) The fees and charges charged for the services constituting the basis for such Account were when rendered and are (i) currently consistent with the usual, customary and reasonable fees charged by Borrower or such Supported PC, as the case may be, or (ii) pursuant to negotiated fee contracts, or imposed fee schedules, with or by the applicable Obligors.

(i) The Obligor with respect to such Account is located in the United States and is (i) a party which, in the ordinary course of its business or activities agrees to pay for healthcare services received by individuals, including commercial insurance companies and non-profit insurance companies issuing health or other types of insurance, employers or unions, self-insured healthcare organizations, preferred provider organizations, and health insured, prepaid maintenance organizations, (ii) a state, an agency or instrumentality of a state or a political subdivision of a state, or (iii) the United States or an agency or instrumentality of the United States.

(j) The insurance policy or Contract obligating an Obligor to make payment (i) does not prohibit the transfer of such payment obligation from the patient to Borrower or any Supported PC and (ii) is and was in full force and effect and applicable to the patient at the time the services constituting the basis for such Account were performed.

(k) The representations and warranties made by Borrower and on behalf of each Supported PC in the Loan Documents and all financial or other information delivered to Lender with respect to Borrower and each Supported PC and such Account do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statement made not misleading in light of the circumstances under which they were made.

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(l) If requested by Lender, a copy of each related Contract, if any, to which Borrower or such Supported PC is a party has been delivered to Lender unless Borrower shall have, prior to the related Funding Date, certified in an Officer’s Certificate that such delivery is prohibited by the terms of the Contract or by law, and the circumstances of such prohibition.

(m) If such Account has not been billed, the services giving rise to such Account have been properly recorded in Borrower’s or such Supported PC’s accounting system.

(n) Such Account was (or if unbilled, will be) in any event billed no later than ninety (90) days after the date the services or goods giving rise to such Account were rendered as provided, as applicable, subject to any applicable appeal, and each bill contains an express direction requiring the Obligor to remit payments to the respective Supported PC’s Government Lockbox.

(o) Such Account has an Estimated Net Value which, when added to the Estimated Net Value of all other Accounts owing by the same Obligor and which constitute Eligible Accounts hereunder, does not exceed any applicable Concentration Limit.

(p) Neither such Account nor the related Contract contravenes any laws, rules or regulations applicable thereto (including laws, rules and regulations relating to usury, consumer protection, truth-in-lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no party to such related Contract is in violation of any such law, rule or regulation in connection with such Contract.

(q) As of the applicable Funding Date, to Borrower’s knowledge, no Obligor on such Account is bankrupt, insolvent, or is unable to make payment of its obligations when due, and no other fact exists which would cause Borrower reasonably to expect that the amount billed to the related Obligor for such Account will not be paid in full when due.

(r) The ENV of all Eligible Accounts shall not exceed any of the Concentration Limits.

5.22 Interrelatedness of Borrower. The business operations of Borrower are interrelated and complement one another, and such companies have a common business purpose, with intercompany bookkeeping and accounting adjustments used to separate their respective Properties, liabilities and transactions. To permit their uninterrupted and continuous operation, such companies now require and will from time to time hereafter require funds for general business purposes. The proceeds of Advances under the Credit Facility will directly or indirectly benefit Borrower hereunder severally and jointly, regardless of whether Borrower requests or receives part or all of the proceeds of such Revolving Loan.

5.23 Commercial Tort Claims. Neither Borrower nor any Supported PC has Commercial Tort Claims against any third parties, except as shown on Schedule 5.23 hereto and except those acquired after the Closing Date in which Lender has been granted a security interest in accordance with Section 6.16 hereof.

5.24 Letter-of-Credit Rights. Neither Borrower nor any Supported PC has letter-of-credit rights (as defined in the UCC) except as shown on Schedule 5.24 hereto and except for Indebtedness permitted under Section 7.11(p) hereof.

5.25 Intellectual Property. A list of all of Borrower’s Intellectual Property (limited to clause (a) of the definition thereof) and all license agreements (including all patent licenses and all in-bound license agreements, but excluding over-the-counter, “off-the-shelf” or “open-source” software that is commercially available to the public) as of the Closing Date is set forth on Schedule 5.25 hereto, which indicates, for each such item of Property: (a) the name of the Borrower owning such Intellectual Property or licensing such Intellectual Property, (b) the Borrower’s identifier for such property (e.g., name of patent, application serial number, patent number, license, etc.), (c) whether such Property is Intellectual Property (or application therefor) that is owned by Borrower or is licensed by Borrower, (d) the expiration date of such Intellectual Property or license agreement, and (e) whether such Intellectual Property is material to the condition (financial or otherwise), business or operations of Borrower. In the case of any Intellectual Property described in the foregoing clause (e) that is an in-bound license agreement, Schedule 5.25 further indicates, for each: (i) the name and address of the licensor, (ii) the name and date of the agreement pursuant to which such item of Intellectual Property is licensed, (iii) whether or not such license agreement grants an exclusive license to Borrower, (iv) whether there are any purported restrictions in such license agreement as to the ability of Borrower to grant a security interest in, or to Transfer any of its rights as a licensee under, such license agreement, and (v) whether a default under or termination of such license agreement could interfere with Lender’s right to sell or assign such license or any other Collateral. Borrower’s Intellectual Property is valid and enforceable, and Borrower owns or has rights to use all Intellectual Property material to the conduct of its business as now or heretofore conducted by it or proposed to be conducted by it, without any actual (or, to its best knowledge, claimed) infringement, upon the rights of third parties. Except as specified on Schedule 5.25, as of the Closing Date, Borrower is the sole owner of its Intellectual Property, and such Intellectual Property is free and clear of all Liens, except for non-exclusive licenses of Intellectual Property granted by Borrower to third parties in the ordinary course of its business and Liens permitted pursuant to Section 7.02. No Borrower has entered into any agreement or financing arrangement (other than any Loan Document) prohibiting or otherwise restricting the existence of any Lien upon any of its Intellectual Property. Upon filing of the Intellectual Property Security Agreements with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, and the filing of appropriate financing statements, all action necessary or desirable to protect and perfect Lender’s Lien on Borrower’s Intellectual Property shall have been duly taken.

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5.26 Solvency. Immediately prior to and after giving effect to each borrowing hereunder and the use of the proceeds thereof, with respect to Borrower and each Supported PC (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

5.27 Schedules. Each of the Schedules attached to this Agreement sets forth a true, correct and complete description of the matter or matters covered thereby in all material respects.

Article 6

AFFIRMATIVE COVENANTS

Borrower covenants that until all of the Obligations to Lender (other than inchoate indemnity obligations) are paid and satisfied in full and the Credit Facility has been terminated, with respect to Borrower and each Supported PC:

6.01 Payment of Taxes and Claims. Borrower shall pay (and shall cause each Supported PC to pay), before they become delinquent, all Taxes, assessments and governmental charges or levies imposed upon it or upon Borrower’s Property, except for those being contested in good faith with due diligence by appropriate proceedings and for which appropriate reserves have been maintained under GAAP.

6.02 Maintenance of Insurance, Financial Records and Existence.

(a) Required Insurance. Borrower shall maintain or cause to be maintained insurance on its and each Supported PC’s Property against fire, flood, casualty, public liability, business interruption and such other hazards, as well as general liability, medical malpractice insurance and other liability insurance related to the business of Borrower and each Supported PC required by Lender, all in such amounts, with such deductibles and with such insurers as are at all times reasonably satisfactory to Lender (the “Required Insurance”). All of the policies relating to the Required Insurance shall contain standard “lender loss payable” and “additional insured” clauses issued in favor of Lender (where applicable) pursuant to which all losses thereunder shall be paid to Lender as Lender’s interests may appear. Such policies shall expressly provide that the Required Insurance cannot be altered or canceled without thirty (30) days’ prior written notice to Lender and shall insure Lender notwithstanding the act or neglect of the insured. At or prior to Closing, Borrower shall furnish Lender with insurance certificates certified as true and correct and being in full force and effect as of the Closing Date or such other evidence of the Required Insurance as Lender may require. In the event Borrower fails to procure or cause to be procured any of the Required Insurance or to timely pay or cause to be paid the premium(s) on any of the Required Insurance (or to provide evidence of any of the foregoing to Lender promptly upon request therefor), Lender may do so for Borrower, but Borrower shall continue to be liable for the same. Borrower further covenants that all insurance premiums owing under its current casualty policy will be paid when due. Borrower also agrees to notify Lender, promptly, upon Borrower’s receipt of a notice of termination, cancellation or non-renewal from its insurance company of any of the Required Insurance. Borrower hereby appoints Lender as its attorney-in-fact, exercisable at Lender’s option, to endorse any check which may be payable to Borrower in order to collect the proceeds of the Required Insurance.

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(b) Financial Records. Borrower shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP. Borrower shall not change its respective fiscal year-end date without prior written notice to Lender.

(c) Existence and Rights. Borrower shall do (or cause to be done) all things necessary to preserve and keep in full force and effect its legal existence, good standing, rights and franchises except as otherwise permitted by Section 7.01.

6.03 Business Conducted. Borrower shall not engage, directly or indirectly, in any line of business not reasonably related to the businesses conducted by it immediately prior to the Closing Date.

6.04 Litigation. Borrower shall give prompt notice to Lender of any litigation claiming in excess of Five Million and No/100 Dollars ($5,000,000.00) from Borrower or any Supported PC or which, if adversely determined, could reasonably be expected to cause a Material Adverse Effect.

6.05 Taxes. Borrower shall pay, and cause to be paid, all Taxes when due (other than taxes based upon or measured by Lender’s income or revenues), if any, in connection with the Revolving Loans and/or the recording of any financing statements or other Loan Documents. The Obligations of Borrower under this section shall survive the payment of Borrower’s Obligations under this Agreement and the termination of this Agreement.

6.06 Financial Covenant. Borrower’s Maximum Loan Turn Days shall be no more than thirty-five (35) days, tested quarterly on a rolling three-month basis on the last Business Day of each fiscal quarter commencing with the fiscal quarter ending December 31, 2026 and continuing each fiscal quarter thereafter.

6.07 Financial and Business Information. Borrower shall deliver to Lender the following (all to be in form and substance satisfactory to Lender):

(a) Financial Statements and Collateral Reports.

(i) as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, financial statements of Borrower for such year which present fairly Borrower’s financial condition, including the balance sheet of Borrower as at the end of such fiscal year and an income statement for such fiscal year, all on a consolidated basis, setting forth in the consolidated statements in comparative form, the corresponding figures as at the end of and for the previous fiscal year, all in reasonable detail, including all supporting schedules, and audited and accompanied by a report and opinion of independent public accountants of recognized standing, selected by Borrower and reasonably satisfactory to Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(ii) as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter, Borrower’s internally prepared quarterly consolidated financial statements, along with year-to-date information, including a balance sheet and income statement with respect to the periods measured;

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(iii) [reserved];

(iv) promptly upon request, such other information concerning Borrower as Lender may from time to time request including Medicare and Medicaid cost reports and audits, annual reports, and security law filings (unless available publicly on EDGAR);

(v) as soon as available, but in any event no later than thirty (30) days after the first day of each fiscal year, annual consolidated financial projections for Borrower for such year, including an income statement prepared on a quarterly basis and such other consolidated financial projections as Lender may reasonably request;

(vi) contemporaneously with delivery of the annual financial statements referred to in clause (i) above, management reports detailing key census data for Borrower and a good-standing certificate from Borrower’s jurisdiction of organization evidencing that Borrower remains in good standing in, and continues to be organized under the laws of, such jurisdiction;

(vii) in connection with any Permitted Acquisition, Borrower shall contemporaneously provide to the Lender copies of all material notifications, reports, submissions, certifications, correspondence and other documents furnished in connection with any Permitted Acquisition with respect to Borrower’s or an acquired entity’s initial or continued enrollment in any Government Reimbursement Program;

(viii) on the last Business Day of every month, evidence satisfactory to Lender that all federal and state taxes, including, without limitation, payroll taxes, that are due have been paid in full, including without limitation copies of the most recently filed Form 941 for each Borrower together with evidence of such payment; and

(ix) such other data, reports, statements and information (financial or otherwise), as Lender may reasonably request.

(b) Notice of Default or Event of Default - promptly (but at least within two (2) Business Days) upon becoming aware of the existence of any condition or event which constitutes a Default or Event of Default under this Agreement, a written notice specifying the nature and period of existence thereof and what action Borrower is taking (and proposes to take) with respect thereto;

(c) Notice of Claimed Default - promptly upon receipt by Borrower, notice of default, oral or written, given to Borrower or any Supported PC by any creditor for borrowed money in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00);

(d) Government Reimbursement Program – promptly upon receipt by Borrower, notice of a written recommendation from any Governmental Authority or other regulatory body that Borrower or any Supported PC should have its licensure, provider or supplier number or accreditation suspended, revoked, or limited in any material way, or have its eligibility to participate in Medicaid or any other Government Reimbursement Program to accept assignments or rights to reimbursement under Medicaid, or any other Government Reimbursement Program regulations suspended, revoked, or limited in any material way.

6.08 Officer’s Certificate. Along with the set of financial statements delivered to Lender at the end of each fiscal quarter and fiscal year pursuant to Section 6.07(a) hereof, Borrower shall deliver to Lender a certificate (in the form of Exhibit 6.08 hereto and made a part hereof) from an Authorized Officer of Borrower setting forth:

(a) Covenant Compliance - the information (including detailed calculations) required in order to establish whether Borrower is in compliance with the requirements of Section 6.06 as of the end of the period covered by the financial statements then being furnished (and any exhibits appended thereto) under Section 6.07 hereof; and

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(b) Event of Default - that the signer in his or her capacity as an officer of Borrower has reviewed the relevant terms of this Agreement and has made (or caused to be made under his or her supervision) a review of the transactions and conditions of Borrower from the beginning of the accounting period covered by the financial statements being delivered therewith to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes a Default or Event of Default, or if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Borrower has taken or proposes to take with respect thereto.

6.09 Inspection. Borrower will permit any of Lender’s officers or other representatives to visit and inspect Borrower’s or any Supported PC’s location(s) or where any Collateral is kept during regular business hours to examine and audit all of Borrower’s books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent certified public accountants and attorneys. Borrower shall pay to Lender all reasonable fees based on standard rates for such inspections, currently at the rate of One Thousand One Hundred and No/100 Dollars $1,100.00 per day, per Person (plus out-of-pocket expenses); provided, however, that if no Event of Default has occurred and is continuing, Borrower’s obligation to pay Lender such fees shall be limited to such fees incurred in connection with two (2) inspections per fiscal year. All costs, fees and expenses incurred by Lender in connection with such inspections shall constitute Expenses for purposes of this Agreement.

6.10 Tax Returns and Reports. At Lender’s reasonable request from time to time, Borrower shall promptly furnish Lender with copies of any annual federal and state income tax returns, any other tax returns of Borrower or any other documents related to Taxes of Borrower.

6.11 Material Adverse Developments. Borrower agrees that immediately (but at least within two (2) Business Days) upon it or any of its officers becoming aware of any development or other information which would reasonably be expected to have a Material Adverse Effect, it shall give to Lender telephonic, facsimile or scanned image notice specifying the nature of such development or information and such anticipated effect. In addition, such verbal communication shall be confirmed by written notice thereof to Lender on the next Business Day after such verbal notice is given.

6.12 Places of Business. Borrower shall give (a) thirty (30) days’ prior written notice to Lender of any changes to (i) its jurisdiction of organization, and (ii) the location of any of its chief executive office or any other places of business, or the establishment of any new, or the discontinuance of any existing, place of business, and (c) fifteen (15) Business Days’ prior written notice to Lender prior to Borrower changing its legal name or any trade name used to identify it in the conduct of its business or ownership of its Property.

6.13 Notice of Action. Borrower will promptly notify Lender in the event it becomes aware of any legal action, dispute, setoff, counterclaim, defense or reduction that is or may be asserted by an Obligor with respect to any Account that may have a material adverse effect on the collectability of such Account or all Accounts collectively.

6.14 Verification of Information. At the request of Lender, Borrower will promptly provide and verify the accuracy of information concerning Borrower and its Affiliates of the type provided to Lender in connection with Lender’s decision to enter into this Agreement and such other information concerning Borrower and its Affiliates as Lender may reasonably request in connection with any offering documents with respect to the contemplated securitization of, and sale of securities backed by, the Eligible Accounts (the “Securities”), including all information necessary to provide full and complete disclosure of all material facts pertaining to an investment in the Securities in compliance with federal and state securities and blue-sky laws, and such information may be published in such offering documents and relied upon by Lender and any party arranging the offering of such Securities by Lender or its assignee. Such information will be true and complete in all material respects and will not omit to state a material fact necessary to make the statements contained in such information, in light of the circumstances under which they were made, not misleading.

6.15 Accounts Receivables Monitoring System. Borrower shall deliver to Lender or its agents the Accounts Detail File in accordance with Section 2.02(d) hereof and shall assist, as needed, Lender or its agent in completing and maintaining such exchange of files such that the Lender’s accounts receivable monitoring system can interpret the Accounts Detail File provided by Borrower.

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6.16 Commercial Tort Claim. Borrower shall provide written notice to Lender of any Commercial Tort Claim to which Borrower or any Supported PC is or becomes a party or which otherwise inures to the benefit of Borrower or any Supported PC. Such notice shall contain a sufficient description of such Commercial Tort Claim including the parties, the court in which the claim was commenced (if applicable), the docket number assigned to the case (if applicable), and a detailed explanation of the events giving rise to such claim. In such writing, Borrower shall grant Lender a security interest in such Commercial Tort Claim and in the Proceeds (as defined in the UCC) thereof, all upon the terms of this Agreement to secure payment of the Obligations. Borrower shall execute and deliver such instruments, documents and agreements as Lender may require in order to obtain and perfect such security interest including a security agreement or amendment to this Agreement, all in form and substance satisfactory to Lender. Except to the extent prohibited by Applicable Laws, Borrower authorizes (and shall cause each Supported PC to authorize) Lender to file (without Borrower’s or such Supported PC’s signature) financing statements or amendments to existing financing statements as Lender deems necessary to perfect the security interest in such Commercial Tort Claim.

6.17 Compliance with Laws.

(a) Borrower agrees to comply, and will cause each Supported PC to comply with all Applicable Laws, and all orders of any Federal, state or local legislative, administrative or judicial body or official, if the failure to so comply could reasonably be expected to have a Material Adverse Effect, provided that Borrower may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner that will not materially and adversely affect Lender’s rights or priorities in the Collateral.

(b) Without limiting the generality of the foregoing, Borrower agrees to comply, and will cause each Supported PC to comply, with all Environmental Laws, applicable to the ownership (to the extent Borrower owns any real property) and/or use of Borrower’s real property and operation of its business, if the failure to so comply could reasonably be expected to have a Material Adverse Effect. Borrower shall not be deemed to have breached any provision of this Section 6.17(b) if (i) the failure to comply with the requirements of this Section 6.17(b) resulted from good-faith error or innocent omission, (ii) Borrower promptly commences and diligently pursues a cure of such breach and (iii) such failure is cured within thirty (30) days following Borrower’s receipt of notice from Lender of such failure, or if such breach cannot in good faith be cured within thirty (30) days following Borrower’s receipt of such notice, then such breach is cured within a reasonable time frame based on the extent and nature of the breach and the necessary remediation, and in conformity with any applicable consent order, consensual agreement and Applicable Law.

(c) Borrower will, and will cause each Supported PC to, (i) maintain in full force and effect, and free from restrictions, probations, conditions or known conflicts which would materially impair the use or operation of any Healthcare Facility for its current use, all Permits necessary under Healthcare Laws to continue to receive reimbursement under all Third Party Payor Programs in which Borrower or any Healthcare Facility participates as of the date of this Agreement, and (ii) provide to Lender upon request, an accurate, complete and current list of all Participation Agreements. Borrower will at all times comply in all material respects with all requirements, contracts, conditions and stipulations applicable to Borrower in order to maintain in good standing and without default or limitation all such Participation Agreements.

6.18 Collateral Reporting. Borrower agrees to furnish to Lender such material information as Lender reasonably requires in connection with monitoring the Collateral, at the reasonable times and in the manner determined by Lender, including Medicare and Medicaid cost reports and audits, if any.

6.19 Collateral.

(a) If Borrower becomes a beneficiary under any letter of credit not shown on Schedule 5.24 hereto, Borrower agrees to promptly notify Lender, and upon request by Lender, Borrower agrees to either (i) cause the issuer of such letter of credit to consent to the assignment of the proceeds of such letter of credit to Lender, pursuant to an agreement in form and substance reasonably satisfactory to Lender, or (ii) cause the issuer of such letter of credit to name Lender as the transferee beneficiary of such letter of credit.

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(b) Borrower agrees to maintain Borrower’s rights in, and the value of, all copyrights, patents, trademarks, other Intellectual Property and General Intangibles shown on Schedule 5.25 hereof, and to pay when due all payments required to maintain in effect any licensed rights. Borrower shall provide Lender with adequate notice of the acquisition of rights with respect to any additional patents, registered trademarks and registered copyrights of the type described in Section 5.25 hereof so that Lender may, to the extent permitted under the documentation granting such rights or Applicable Law, perfect Lender’s security interest in such rights in a timely manner. Further, Borrower shall not grant to any Person an exclusive license to use any Intellectual Property set forth in Schedule 5.25 hereof. In the event that an action, suit, demand, charge or claim that is made or threatened in writing which challenges the enforceability or validity of Borrower’s Intellectual Property set forth in Schedule 5.25 hereof, Borrower shall give Lender immediate notice of such fact, including a detailed description of the issue as well as Borrower’s plans to resolve it.

(c) Borrower, at its expense, agrees to forever warrant and defend the Collateral from any and all claims and demands of any other Person, other than holders of Permitted Liens and as otherwise permitted hereby.

6.20 Intellectual Property. Borrower shall make all appropriate filings and do all things necessary to maintain its rights under the Intellectual Property owned and used by Borrower, including the filing of registrations and continuations thereof, execution of license agreements, etc.

6.21 Deposit Account Control Agreements; Bank Accounts. Borrower shall (a) not open, maintain or otherwise have any operating account, other than operating accounts that are subject to a Deposit Account Control Agreement (other than (A) accounts exclusively used for payroll, payroll taxes and other employee wage and benefit programs to or for the benefit of the Borrower’s employees, which shall in no event hold in the aggregate more than the amount reasonably expected to meet such payroll expenses for the following calendar month, including bonuses and other payments to be paid within the following calendar month, (B) accounts which there is not maintained at any point in time funds on deposit greater than $1,000,000 in the aggregate for all such accounts, and (C) accounts in which the only funds on deposit constitute the Government Accounts (provided that any Government Accounts shall remain zero balance accounts during the term of this Agreement and shall be subject to a sweep agreement reasonably satisfactory to the Lender (the “Sweep Agreement”), and Borrower shall require that the depositary bank thereunder provide ten (10) days’ prior notice to the Lender (or such shorter period agreed by the Lender) prior to any change to the terms of the daily sweep of such Government Accounts (collectively clauses (A) through (C), the “Excluded Accounts”)) and (b) cause each Supported PC to, not open, maintain or otherwise have any operating account, other than operating accounts that are subject to a deposit account control agreement in favor of a Borrower.

6.22 Notice of Refinancing. Borrower hereby agrees that if, at any time during the term hereof, Borrower intends to seek or obtain from a third party working capital financing or accounts receivable financing secured in whole or in part by assets (tangible or intangible) or personal property of Borrower related to the Credit Facility, Borrower shall, prior to soliciting or entering into negotiations with such third party, notify Lender in writing of its intent to pursue such financing (including a description of the material terms being sought). Lender shall have ten (10) days after receipt thereof (the “Negotiation Period”) to notify Borrower in writing whether Lender desires to negotiate to provide such financing on mutually acceptable terms. If Lender delivers such notice, the parties shall negotiate in good faith for a period of ten (10) additional days to reach agreement. If (a) Lender does not deliver such notice within the Negotiation Period or (b) the parties fail to reach agreement within such additional ten (10) day period, Borrower shall be free to solicit and consummate such financing with any third party.

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6.23 Post-Closing Obligations.

(a) Borrower shall deliver to Lender on or prior to August 26, 2026 (or such later date as Lender may agree in its sole discretion) fully executed copies of the Collateral Assignment of PC Documents, the Collateral Assignment of Health Mart Atlas Master Services Agreement, and the McKesson Lien Subordination Agreement (in form and substance satisfactory to Lender);

(b) Prior to the date that is 90 calendar days after the Closing Date (or such longer period as agreed to by Lender in its sole discretion), Borrower shall cause The Oncology Institute TX, a Professional Association to be dissolved and fully wound down in accordance with the laws of the State of Texas and to deliver to Lender evidence reasonably satisfactory to Lender of such dissolution;

(c) Prior to the date that is 90 calendar days following the Closing Date (or such later date as Lender may agree in writing in its sole discretion), Borrower shall deliver, or cause to be delivered, to Lender duly authorized UCC Form UCC-3 termination statements or UCC Form UCC-3 amendment statements (in each case, in form and substance reasonably satisfactory to Lender) with respect to each of the following UCC financing statements:

(i) UCC initial filing no. 20248904169, filed against TOI Management, LLC as debtor, in favor of Biocare, Inc. as secured party;

(ii) UCC initial filing no. 20261294384, filed against TOI Management, LLC as debtor, in favor of Cardinal Health 108 LLC as secured party;

(iii) UCC initial filing no. U240038137933, filed against The Oncology Institute CA, A Professional Corporation as debtor, in favor of Integrated Commercialization Solutions, LLC as secured party;

(iv) UCC initial filing no. 202106927065, filed against The Oncology Institute FL, LLC as debtor, in favor of AmerisourceBergen Drug Corp. as secured party; and

(v) UCC initial filing no. 202106927076, filed against The Oncology Institute FL, LLC as debtor, in favor of ASD Specialty Healthcare, LLC as secured party.

(d) Prior to the date that is 60 calendar days following the Closing Date (or such later date as Lender may agree in writing in its sole discretion), Borrower shall deliver, or cause to be delivered, to Lender a duly authorized UCC Form UCC-3 termination statement (in form and substance reasonably satisfactory to Lender) with respect to the UCC initial filing no. U260009009321, filed against The Oncology Institute CA, a Professional Corporation as debtor, in favor of Priority Healthcare Distribution, Inc. d/b/a CuraScript SD Specialty as secured party;

(e) Prior to the date that is 30 calendar days following the Closing Date (or such later date as Lender may agree in writing in its sole discretion), the Borrower shall deliver endorsements of the Borrower’s Required Insurance described in Section 6.02(a);

(f) On or prior to September 30, 2026 (or such later date as determined by Lender in Lender's reasonable discretion), unless TOI FL MSO, LLC has become a direct subsidiary of Starling Oncology, Inc. (in which case, for the avoidance of doubt, the requirements herein shall not apply to TOI FL MSO, LLC), Borrower shall (i) enter into and deliver to Lender a customary Management Services Agreement (or similar shared services agreement) and Stock Transfer Restriction Agreement (each in form and substance reasonably satisfactory to Lender), in each case with TOI FL MSO, LLC, which agreements shall provide for the granting of a security interest by TOI FL MSO, LLC over substantially all of its assets in favor of Borrower and a covenant to sweep excess cash of TOI FL MSO, LLC to Borrower (subject to a cushion to be agreed by Lender to allow for the ordinary course claims processing and other operations of the business), (ii) enter into such agreements and make such filings as may be necessary or reasonably requested by Lender to perfect Borrower's security interest over the assets of TOI FL MSO, LLC, and (iii) execute and deliver to Lender a Collateral Assignment of PC Documents with respect to such foregoing agreements between Borrower and TOI FL MSO, LLC, in form and substantive reasonably satisfactory to Lender.

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Article 7

NEGATIVE COVENANTS

Borrower covenants that until all of Borrower’s Obligations to Lender (other than inchoate indemnity obligations) are paid and satisfied in full and the Credit Facility has been terminated, with respect to Borrower and each Supported PC, as applicable:

7.01 Merger, Consolidation, Dissolution, Liquidation or Amendments.

(a) Borrower shall not sell, lease, license, transfer or otherwise dispose of its Property other than (i) inventory sold to patients/customers in the ordinary course or ordinary operation of Borrower’s business, (ii) license or sublicense for the use of Intellectual Property of the Borrower or the Subsidiaries that is on a non-exclusive basis and is consistent with prior licenses for the use of such Intellectual Property in the ordinary course of its business; (iii) Dispositions of obsolete, worn-out, damaged or surplus property no longer used in the business of Borrower, (iv) Dispositions that constitute the sale, forgiveness or discounting, on a non-recourse basis and in the ordinary course of business, of past due accounts in connection with the collection or compromise thereof or the settlement of delinquent accounts or in connection with the bankruptcy or reorganization of suppliers or customers in accordance with the applicable terms of this Agreement, (v) Dispositions that constitute the cancellation, termination or surrender by Borrower or any Subsidiary of Borrower of any lease in the ordinary course of business, (v) Dispositions of Cash Equivalents in the ordinary course of business made to a Person that is not an Affiliate of Borrower and conversions of Cash Equivalents into cash or other Cash Equivalents; (v) Dispositions that constitute Investments permitted under Section 7.06, (vi) (A) any termination of any lease, (B) any expiration of any option agreement in respect of real or personal property, (C) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort), and (D) any lease or sublease of real property not useful in the conduct of the business of the Borrower or its Subsidiaries, in the case of each of the foregoing clauses (A) through (D), in the ordinary course of business, (vii) Dispositions by way of any involuntary loss, damage or destruction of property or any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property, (viii) non-exclusive licenses in connection with data monetization rights in the ordinary course of business; and (ix) other Dispositions of assets with a fair market value not to exceed $500,000 in the aggregate in any fiscal year, in each case, without Lender’s prior written consent; provided that any Collateral which is sold, transferred or otherwise conveyed pursuant to this Section 7.01(a) to a Person other than the Borrower and its Subsidiaries shall, upon the consummation of such sale in accordance with the terms of this Agreement and the other Loan Documents, be released from the Liens granted hereunder, and Lender shall take such action as the Borrower reasonably may request to evidence such release.

(b) Borrower shall not (i) liquidate or dissolve, consolidate with, or merge into or with, any other Person, or (ii) purchase or otherwise acquire all or substantially all of the assets of any Person (or any division, business unit, product or line of business thereof), other than, in the case of clause (ii), to consummate a Permitted Acquisition, without Lender’s prior written consent; provided that, in the case of clauses (i) and (ii), so long as no Event of Default has occurred and is continuing (or would occur), (A) any Supported PC may liquidate or dissolve voluntarily into, and may merge with and into, Borrower or any other Supported PC, and (B) in connection with any Permitted Acquisition, Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it, so long as Borrower is the surviving Person.

(c) Borrower shall not revise its Organizational Documents without Lender’s prior written consent in a manner that may affect Lender’s rights under this Agreement in any materially adverse manner (other than any regulatory changes required by Applicable Law).

7.02 Liens and Encumbrances. Borrower shall not cause or permit or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise) the Collateral (including the Collateral (as defined in the Management Services Agreements)), whether now owned or hereafter acquired, to be subject to any Lien, claim or encumbrance other than those of Lender and the following:

(a) any Lien on any asset incurred or assumed for the purpose of financing all or part of the cost of acquiring such asset;

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(b) Liens for taxes or other governmental charges (A) (x) not at the time delinquent; and (y) payable without penalty; or (B) the subject of a contest in good faith, provided that appropriate provisions shall have been established therefor, for periods after the Closing Date, in accordance with GAAP;

(c) Liens arising in the ordinary course of business (1) in favor of carriers, warehousemen, mechanics, materialmen, repairmen, bailees, landlords granted in the ordinary course of business and other similar Liens imposed by law and (2) in connection with worker’s compensation, unemployment compensation and other types of social security or in connection with surety bonds, bids, performance bonds, tenders, statutory obligations, customs and appeal bonds, government contracts, trade contracts, performance and return of money bonds and other similar obligations not involving obligations for the payment of borrowed money, provided that appropriate provisions shall have been established therefor, for periods after the Closing Date, in accordance with GAAP;

(d) attachments and judgments and other similar Liens not constituting an Event of Default;

(e) easements, rights of way, zoning, restrictions, minor defects or irregularities in title and other similar Liens, in each case, not interfering in any material respect with the value or use of the property to which such Lien is attached;

(f) any interest or title of a licensor, sublicensor, lessor or sublessor under any license or lease agreement;

(g) licenses, sublicenses, leases or subleases of real property or Intellectual Property granted by Borrower (as lessor or licensor) to third Persons in the ordinary course of business;

(h) banker’s Liens and rights of set-off of financial institutions arising in connection with items deposited in accounts maintained at such financial institution and subsequently unpaid and fees and expenses that are charged to Borrower by such financial institutions in the normal course of business of the maintenance and operation of such accounts;

(i) Liens on insurance policies and the proceeds thereof incurred in connection with the financing of insurance premiums in the ordinary course of business;

(j) Liens existing on the date hereof and, subject to the limitations set forth in subsection (l) below, renewals and extensions thereof, which Liens are set forth on Schedule 5.06;

(k) Liens granted to the Term Loan Lenders under the terms of the Term Loan Documents and subject to the Term Loan Intercreditor Agreement;

(l) Liens existing as of the Closing Date and disclosed in Schedule 5.06 securing Indebtedness described in clause (b) of Section 7.11, and refinancings of such Indebtedness; provided that, no such Lien shall encumber any additional property and the amount of Indebtedness secured by such Lien is not increased from that existing on the Closing Date (as such Indebtedness may have been permanently reduced subsequent to the Closing Date);

(m) Liens securing Indebtedness permitted pursuant to Section 7.11(c);

(n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods in the ordinary course of business;

(o) Liens on cash and investments in Cash Equivalents securing Indebtedness to the extent permitted by Section 7.11(q); provided, that such Liens encumber only cash or investment in Cash Equivalents in an aggregate amount not to exceed 105% of such obligations;

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(p) Liens of a collection bank arising under Section 4-210 of the UCC (or equivalent in foreign jurisdictions) on items in the course of collection;

(q) Liens solely on cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in the ordinary course of business;

(r) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with any Loan Party in the ordinary course of business;

(s) other Liens that secure obligations permitted under this Agreement not exceeding $1,000,000 in the aggregate at any one time outstanding; and

(t) Liens arising out of any permissible refinancing, extension, renewal or replacement of any existing Indebtedness secured by any Lien permitted by any of the foregoing clauses provided that such Lien shall at no time be extended to cover any assets or property other than such assets or property subject thereto on the Closing Date or the date such Lien was incurred, as applicable.

7.03 Negative Pledge. No Borrower shall permit, pledge or grant a Lien or security interest to exist on its Equity Interests, other than liens permitted under Section 7.02(k).

7.04 Transactions with Affiliates or Subsidiaries.

(a) Borrower shall not enter into any transaction with any Subsidiary or other Affiliate including the purchase, sale, lease or exchange of Property, or the loaning, capitalization or giving of funds to any such Affiliate or any Subsidiary, unless (i) such Subsidiary or Affiliate is engaged in a business substantially related to the business conducted by Borrower, (ii) the transaction is in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business (for the avoidance of doubt, including any deferred payment obligations or similar obligations pursuant to the Deficit Funding Loan Agreements and in an amount outstanding at any time not to exceed $5,000,000 in the aggregate for all Supported PCs) and upon terms substantially the same and no less favorable to Borrower as it would obtain in a comparable arm’s-length transaction with any Person not an Affiliate; and (iii) such transaction is not prohibited hereunder.

(b) Except with the prior written consent of Lender, Borrower shall not create or acquire any Subsidiary or own any Equity Interests in any Person (other than in connection with a Permitted Acquisition). In the event that Lender permits the foregoing in connection with a Permitted Acquisition, Lender may, in its sole discretion, require that such Person becomes a Borrower hereunder. At Lender’s sole discretion such Subsidiary shall execute and deliver to Lender: (i) an amendment to this Agreement adding such Subsidiary as Borrower, in form and substance reasonably acceptable to Lender, (ii) a collateral pledge agreement (or amendment thereto), financing statements, stock or membership certificates, as applicable, and other documents reasonably required by Lender, all in form and substance reasonably satisfactory to Lender, pursuant to which such Subsidiary shall secure its obligations under this Agreement by a first priority (subject to Permitted Liens), perfected security interest in all assets of such Subsidiary, (iii) a good-standing certificate from the state in which such Subsidiary is incorporated, organized or formed, and any and all states in which such Subsidiary is authorized to do business, (iv) a certificate executed by the Secretary or other officer of such Subsidiary in form and substance acceptable to Lender and (v) a legal opinion covering such Subsidiary and substantially in form and substance as delivered hereunder.

7.05 Guarantees. Borrower shall not become or be liable, directly or indirectly, primarily or secondarily, matured or contingent, in any manner, whether as guarantor, surety, accommodation maker or otherwise, for the existing or future indebtedness of any kind of any other Person, except (i) endorsements in the ordinary course of business of negotiable instruments for deposit or collection and (ii) as set forth on Schedule 5.11.

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7.06 Investments. Without Lender’s prior written consent, Borrower shall not make any Investments, except:

(a) Investments consisting of cash or Cash Equivalents;

(b) Investments consisting of Accounts, deposits made in connection with the purchase price of goods or services and promissory notes created, acquired or made and trade credit, in each case, extended in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(c) [reserved];

(d) (i) Investments existing as of the Closing Date and set forth on Schedule 7.06 hereto and (ii) Investments acquired pursuant to, or held by a Person acquired in, a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;

(e) Guarantees permitted by Section 7.05 hereof;

(f) Investments in any other Borrower and Investments in the form of credit or capital contributions by Borrower to or in any Subsidiaries of the Borrower that are not Loan Parties not to exceed, when combined with the amounts outstanding under Section 7.11(i), $250,000 in the aggregate at any time outstanding for all such extensions of credit and capital contributions;

(g) Permitted Acquisitions;

(h) [reserved];

(i) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(j) Investments consisting of advances by Borrower to Supported PCs made for (i) payment of ordinary course operating expenses (but excluding any compensation or related payments in connection with any acquisitions or Investments (for the avoidance of doubt, including any deferred payment obligations or similar obligations in connection with such acquisition or Investment)) under any Deficit Funding Loan Agreement in the ordinary course of business and in an amount outstanding at any time not to exceed $5,000,000 in the aggregate for all Supported PCs, and (ii) payment of any outstanding tax obligations of Supported PCs;

(k) Permitted Acquisitions;

(l) Cash and non-cash Investments in joint ventures or other risk-sharing arrangements (which may include investments in partnerships, corporations or PC Entities) the purpose of which is to engage in the same or similar lines of business as the operating business of the Borrower, its Subsidiaries or PC Entities; provided that (i) any cash investments shall not exceed $5,000,000 in any twelve-month period and (ii) any non-cash Investments shall not include any assets that are material to the business of Borrower and its Subsidiaries, taken as a whole;

(m) Investments consisting of travel advances and employee relocation loans and other similar employee loans and advances in the ordinary course of business not to exceed $100,000 at any time;

(n) loans and advances to directors, officers and employees of the Borrower and its Subsidiaries solely to fund such Person’s purchase of Equity Interests of the Borrower in connection with the exercise or settlement by such Person of options or other equity awards, so long as no cash is advanced by the Borrower or its Subsidiaries in connection with such loan or advance;

(o) Investments acquired in connection with the settlement of delinquent accounts receivable in the ordinary course of business to finance insurance premiums or in connection with the bankruptcy or reorganization of suppliers or customers;

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(p) Investments comprising of guarantees of Indebtedness expressly permitted under Section 7.11;

(q) Investments constituting the establishment or creation of Subsidiaries of the Borrower so long as the Loan Parties and any such Subsidiary comply with the applicable provisions of Section 7.04;

(r) other Investments in an aggregate amount not to exceed $1,000,000 over the term of this Agreement.

7.07 Loans to Other Persons. Borrower shall not make or be permitted to have outstanding any loans, advances or extensions of credit to any Person (other than as permitted under Section 7.06(f) and (j)). Borrower may make intercompany loans to other Borrower pursuant to Section 7.06(f) and (j), but such loans shall be documented prior to the disbursement of the loan proceeds with such promissory notes, loan agreements and collateral documents as Lender may require in its sole discretion.

7.08 Subordinated Debt Payments. Borrower shall not make any payment in contravention of the terms and conditions of the Subordination Agreements.

7.09 Distributions. Borrower shall not declare or pay or make any form of Distribution to its Members, Affiliates, officers or directors or their respective successors or assigns, nor may Borrower declare to pay or make any form of Distribution, except for (a) Tax Distributions, (b) Distributions made by any Supported PC to Borrower, (c) redemption, repurchases, retirement or other acquisition or retirement for value of Equity Interests of Borrower held by any future, present or former employees, directors or officers (or any of their respective family members, successors, executors, administrators, heirs or estates) so long as no Default or Event of Default exists at the time of such redemption or would exist after giving effect thereto, in an aggregate amount not to exceed $150,000 in any fiscal year, (d) payments payable solely in the Capital Securities (other than Disqualified Capital Securities) of such Person, (e) cashless repurchases of Capital Securities of the Borrower deemed to occur upon exercise of stock options or warrants if such Capital Securities represent a portion of the exercise price of such options or warrants, (f) cash payments in lieu of the issuance of fractional shares; and (g) other Distributions in an amount not to exceed $1,000,000 during any period of twelve consecutive months.

7.10 No Change in Business. Borrower shall not engage in any line of business which has not been disclosed in writing to Lender prior to the date hereof without Lender’s prior written consent.

7.11 Indebtedness. Without Lender’s prior written consent, Borrower shall not create, incur, assume or suffer to exist any Indebtedness except (subject to compliance with Section 6.06 hereof):

(a) Indebtedness to Lender;

(b) Indebtedness specifically identified on Schedule 7.11 hereto and any refinancings, replacements, renewals, or extensions thereof which (i) do not increase the principal amount thereof, (ii)  do not shorten the maturity thereof and (iii) contains terms relating to collateral (if any) and subordination (if any) that are not less favorable in any material respect to Borrower or Lender than the terms of any agreement or instrument governing the Indebtedness being so refinanced, refunded, renewed or extended;

(c) Indebtedness constituting purchase money indebtedness and capitalized lease liabilities in a principal amount not to exceed $20,000,000 outstanding at any time for the financing of capital expenditures so long as such Indebtedness is secured only by a security interest in the equipment being financed and so long as such Indebtedness does not cause, or result in, a Default or an Event of Default;

(d) Unfunded pension or employment benefit plan obligations to employees of the Borrower (or any direct parent of the Borrower) and any of its Subsidiaries, in each case, incurred in the ordinary course of business, not constituting an Event of Default;

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(e) Indebtedness resulting from judgments not otherwise constituting an Event of Default;

(f) contingent indemnification obligations arising in the ordinary course of business from the honoring by a bank of checks or similar instruments against insufficient funds;

(g) [reserved];

(h) Indebtedness incurred in the ordinary course of business in respect of performance bonds, bid bonds, customs and appeal bonds, surety bonds, performance and completion guarantees and similar obligations related thereto;

(i) Short-term unsecured trade credit incurred in the ordinary course of business;

(j) Indebtedness of (i) the Borrower or any Supported PC owing to the Borrower or any Supported PC; provided, that, such Indebtedness is unsecured and otherwise permitted under Section 7.11; and (ii) any Subsidiary or Supported PC of the Borrower that is not a Loan Party to Borrower not to exceed, when combined with amounts outstanding under Section 7.06(f), $250,000 in the aggregate, so long as such Indebtedness is evidenced by a promissory note that is pledged to the Lender, and has such terms as the Lender may reasonably require;

(k) Indebtedness constituting Subordinated Debt;

(l) Indebtedness to another Borrower, Subsidiary or any Supported PC;

(m) Indebtedness incurred in the ordinary course of business to finance insurance premiums;

(n) Indebtedness incurred under the Term Loan Documents and subject to the Term Loan Intercreditor Agreement;

(o) Without duplication of Indebtedness permitted under clauses (a) – (m) hereof, Indebtedness permitted under Sections 7.06 and 7.07 hereof;

(p) Indebtedness incurred in the ordinary course of business in connection with credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), credit card processing services, debit cards, stored value cards, and cash management or related services, including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, lockbox services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other customary cash management arrangements incurred in the ordinary course of business;

(q) Indebtedness in respect of letters of credit, bank guarantees, and similar obligations incurred in the ordinary course of business in aggregate amount not to exceed $1,000,000 issued at any time; provided that any Indebtedness under this clause (p) may be cash collateralized;

(r) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs), in each case, incurred or assumed in connection with any Permitted Acquisition;

(s) Indebtedness representing any taxes, assessments or governmental charges to the extent (i) the same are being properly contested or (ii) that payment thereof shall not at any time be required to be made hereby and for which the Borrower has maintained adequate reserves with respect thereto in accordance with GAAP;

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(t) Indebtedness arising under guaranties made in the ordinary course of business of obligations of any Loan Party that are otherwise expressly permitted hereunder; provided that if such obligation is subordinated to the Obligations, such guaranty shall be subordinated to the Obligations to the same extent;

(u) endorsements for collection or deposit in the ordinary course of business; and

(v) other indebtedness not exceeding $1,000,000 in aggregate principal amount outstanding;

provided that, no Indebtedness otherwise permitted by clauses (b), (c), (g), (i)(ii), (j), (p), and (o) through (u) shall be assumed, created or otherwise incurred if a Default has occurred and is then continuing or would result therefrom.

7.12 Management Services Agreements. Without Lender’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), Borrower shall not (i) amend or modify, or grant any waiver or release under or terminate in any manner, any Management Services Agreement, or (ii) enter into any new Management Services Agreement (or similar agreement); provided that no such consent shall be required for any amendment or modification that is (A) required to comply with applicable Laws (including any Laws relating to the corporate practice of medicine), (B) administrative or ministerial in nature, or (C) does not adversely affect in any material respect the rights, interests or remedies of Lender under this Agreement or any other Loan Document; provided, further, that Borrower shall provide Lender with written notice of any such amendment or modification (together with a copy thereof) within ten (10) Business Days of the effectiveness thereof.

7.13 Fiscal Year; Jurisdiction of Organization. Borrower will not (a) change its name or fiscal year without prior written notice to Lender or (b) change its jurisdiction of organization without Lender’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

7.14 IRS Form 8821. No Borrower shall alter, amend, restate or otherwise modify, or withdraw, terminate or re-file, the IRS Form 8821 required to be delivered pursuant to Section 4.01 hereof.

7.15 Payroll Accounts. No Borrower shall maintain a greater balance in any payroll account than is necessary to support such Borrower’s current payroll and payroll for one additional payroll cycle (bi-monthly or weekly as applicable).

7.16 Division of Limited Liability Companies. No Loan Party that is a limited liability company may divide itself into two or more limited liability companies (pursuant to a “plan of division” as contemplated under the Delaware Limited Liability Company Act or otherwise) unless it complies with the obligations set forth in this Agreement and becomes a Borrower under this Agreement and/or the other Loan Documents.

Article 8

DEFAULT

8.01 Events of Default. Each of the following events shall constitute an event of default (“Event of Default”), and Lender shall thereupon have the option to declare the Obligations immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in Sections 8.01(i), (j), (k), (l), (q), or (u) shall automatically cause an acceleration of the Obligations without notice or demand):

(a) Payments. If any Loan Party fails to make any payment of principal, interest, or any other charges, fees, Expenses or other monetary obligations owing to Lender, arising out of or incurred in connection with this Agreement on the date when such payment is due and payable.

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(b) Particular Covenant Defaults. If any Loan Party, Borrower or Supported PC, fails to perform, comply with or observe any covenant or undertaking contained in (i) Section 6.01, Section 6.02, Section 6.05, Section 6.06, Section 6.07, Section 6.09, Section 6.23 or Article 7 of this Agreement or (ii) this Agreement not otherwise described in this Section 8.01(b)(i) or any other subsection of Section 8.01, and such failure continues for a period of thirty (30) days after the earlier of such Loan Party or Borrower, as applicable, becoming aware of such failure or such Loan Party or Borrower, as applicable, receiving written notice of such failure;

(c) Financial Information. If any statement, report, financial statement or certificate made or delivered by any Loan Party, or any of its officers, employees or agents, to Lender is not true and correct, in all material respects, when made;

(d) [reserved];

(e) Warranties or Representations. If any warranty, representation or other statement by or on behalf of any Loan Party, Borrower or on behalf any Supported PC contained in or pursuant to this Agreement or any Loan Document, is false, erroneous or misleading in any material respect when made;

(f) Agreements with Others. If any Loan Party, Borrower or Supported PC shall default beyond any grace period under any agreement with respect to any Indebtedness (including Subordinated Debt and the Term Loan Debt) having a principal or stated amount, individually or in the aggregate, in excess of Five Million and No/100 Dollars ($5,000,000.00) and (i) such default consists of the failure to pay any principal, premium or interest with respect to such Indebtedness, or (ii) such default consists of the failure to perform any covenant or agreement with respect to such Indebtedness, if the effect of such default is to cause or permit such Indebtedness to become due prior to its maturity date or prior to its regularly scheduled date of payment;

(g) Other Agreements with Lender.

(i) The occurrence of any default or event of default (after giving effect to any applicable grace or cure period) under any of the other Loan Documents; and

(ii) Any of the other Loan Documents ceases to be valid, binding and enforceable in accordance with its terms.

(h) Judgments. If any final judgment for the payment of money in excess of Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00) (not covered by independent third-party insurance as to which a valid claim has been submitted and such liability has not been expressly rejected in writing by such insurance carrier) shall be rendered against any Loan Party, Borrower or Supported PC which is not fully and unconditionally covered by insurance (such coverage to be acknowledged by a financially sound and reputable insurance company in writing) or an appeal bond, or for which such Person has not established a cash or cash equivalent reserve in the amount of such judgment each in the form, substance and amount satisfactory to Lender in its sole discretion;

(i) Assignment for Benefit of Creditors, etc. If any Loan Party, Borrower or Supported PC calls a meeting of the creditors of such Loan Party, Borrower and/or Supported PC, as applicable, for the purpose of compromising such Loan Party’s, Borrower’s and/or Supported PC’s, as applicable, debts or obligations, or makes or proposes an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by such Loan Party, Borrower and/or Supported PC, as applicable, which might materially and adversely affect such Person;

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(j) Bankruptcy, Dissolution, etc. Upon the commencement of any action for the bankruptcy, insolvency, receivership, assignment for the benefit of creditors, dissolution or liquidation, or similar proceeding under any federal or state law, of any Loan Party, Borrower or any Supported PC or the commencement of any proceeding to avoid any transaction entered into by such Loan Party, Borrower and/or Supported PC, as applicable, or the commencement of any case or proceeding for reorganization or liquidation of Loan Party, Borrower’s or such Supported PC’s, or any of its debts under the United States Bankruptcy Code or any other state or federal law now or hereafter enacted for the relief of debtors, whether instituted by or against such Loan Party, Borrower and/or Supported PC, as applicable; provided, however, that such Loan Party, Borrower and/or Supported PC, as applicable, shall have ten (10) days to contest such proceeding and sixty (60) days from the commencement of the action to obtain the dismissal or discharge of involuntary proceedings filed against such Loan Party, Borrower and/or Supported PC, as applicable, it being understood that during such ten (10) and sixty (60) day periods, respectively, Lender shall be not obligated to make Advances hereunder and Lender may seek adequate protection, stay relief, right to setoff or recoupment, and/or any other right or remedy deemed necessary in the sole discretion of Lender in any bankruptcy proceeding;

(k) Receiver. Upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for any Loan Party, Borrower or any Supported PC or for any of such Loan Party’s, Borrower’s and/or Supported PC’s Property, as applicable;

(l) Execution Process, Seizure, etc. The issuance of any execution or distraint process against Borrower or any material portion of the Property of Borrower is seized by any governmental entity, federal, state or local, which has or could reasonably be expected to have or result in a Material Adverse Effect;

(m) [Reserved];

(n) Plans, etc. Any Loan Party, Borrower, any Supported PC or any ERISA Affiliate shall (i) engage in any “prohibited transaction” as defined in ERISA, (ii) incur any “accumulated funding deficiency” as defined in ERISA, (iii) incur any “reportable event” as defined in ERISA, (iv) cause an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, (v) become subject to the assertion of a material claim (other than routine claims for benefits) against any “plan” (as defined in ERISA) or against such Loan Party, Borrower, Supported PC or such ERISA Affiliate in connection with any such plan, (vi) receive from the Internal Revenue Service notice of the failure of any “plan” (as defined in ERISA) intended to be qualified under Section 401(a) of the Code to qualify under such section or (vii) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon such Loan Party, Borrower, Supported PC or ERISA Affiliate, and with respect to this Section 8.01(n), such event or condition either (i) remains uncured for a period of thirty (30) days from the date of occurrence or (ii) could, in Lender’s reasonable business judgment, subject such Loan Party, Borrower and/or Supported PC, as applicable, to any tax, penalty or other liability having a Material Adverse Effect;

(o) [Reserved];

(p) Material Adverse Events.

(i) Lender reasonably determines that an event which adversely affects the collectability of a material portion of the Accounts has occurred; or

(ii) a Material Adverse Effect has occurred;

(q) Lockbox Instructions. Any instruction or agreement regarding any Government Lockbox or the Commercial Lockbox, including the Depository Agreements and PC Depository Agreements, as applicable, and any standing transfer instructions, is amended or terminated without the prior written consent of Lender, or if Borrower or any Supported PC fails, within one (1) Business Day of receipt, to forward Collections it receives with respect to any Accounts to the Commercial Lockbox or Government Lockbox as set forth in Section 2.07(b), as the case may be;

(r) Modification of Subordinated Debt. Borrower shall modify the terms or provisions of any agreement, instrument or other document relating to any Subordinated Debt without Lender’s prior written consent, unless such modification (a) is permitted by the applicable Subordination Agreement or (b) if not addressed by the Subordination Agreement, could not reasonably be expected to be adverse to the interests of the Lender in any material respect (provided that if such amendment, modification or supplement would: (i) increase the rate of interest or fees payable on such Subordinated Debt; (ii) shorten the maturity or accelerate the scheduled dates for any amortization or mandatory prepayment of such Subordinated Debt; (iii) add, modify or make more restrictive any covenant, default or remedy under such Subordinated Debt; or (iv) modify any subordination or standstill terms, then such amendment, modification or supplement shall be deemed to be adverse to the Lender in a material respect).

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(s) Change of Control. There occurs any Change of Control, or Borrower fails to perform, comply with or observe the covenants and undertakings contained in Section 6.23 hereof;

(t) Restraint on Business. Borrower or any Supported PC shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it at any of the Healthcare Facilities in any manner that has or could reasonably be expected to have or result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree, ordinance or order of any court of competent jurisdiction, Governmental Authority or municipality;

(u) Healthcare Laws. If any of the following shall occur:

(i) any material Healthcare Permit of Borrower or any Supported PC shall be revoked, fail to be renewed, suspended or otherwise terminated in any manner adverse to the Borrower or any Subsidiary in any material respect,

(ii) Borrower or any Supported PC shall fail to be eligible for any reason to participate in any Government Reimbursement Program or to accept assignments or rights to reimbursement thereunder and such failure has or could reasonably be expected to have or result in a Material Adverse Effect,

(iii) any Obligor shall terminate, revoke or fail to renew Borrower’s or any Supported PC’s right to participate in any Third Party Payor Program that provides reimbursement for Medical Services and such termination, revocation or failure to renew has or could reasonably be expected to have a Material Adverse Effect,

(iv) Borrower or any Supported PC shall enter into a settlement or other similar agreement with CMS or any other Governmental Authority and such agreement in any manner adverse to the Borrower or any Subsidiary in any material respect,

(v) Borrower shall (i) be in material breach (or similar concept) under (and as defined in) any corporate integrity agreement with any Governmental Authority; or (ii) experience a reportable event (or similar concept) or receive a demand letter under (and as defined in) any corporate integrity agreement with any Governmental Authority;

(vi) any Healthcare Facility has been closed or ordered to be closed by any Governmental Authority and such closure has had, or would reasonably be expected to result, in either (1) liabilities in excess of $5,000,000 or (2) a Material Adverse Effect;

(vii) Borrower, any Supported PC or any owner, officer, director, partner, agent or managing employee of such Borrower or such Supported PC (i) shall have been found guilty of an act of fraud or been convicted of a felony crime that relates to any Medical Services or Third Party Payor Program or (ii) shall have been identified as the subject of a criminal investigation or indicted for a felony crime relating to any Medical Services or Third Party Payor Program;

(v) [Reserved];

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(w) Exclusions. If Borrower or any Supported PC has: (A) had a civil monetary penalty and such penalty or proceeding has had or would be reasonably expected to result in (1) liability in excess of $5,000,000 or otherwise (2) a Material Adverse Effect or is the subject of a proceeding seeking to assess such penalty; (B) been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. § 1320a-7b) or is the subject of a proceeding seeking to assess such penalty, or has been “suspended”, excluded or “debarred” from any Government Reimbursement Program or from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to Federal government agencies generally (48 C.F.R. Subpart 8.4), or other Applicable Laws or regulations; (C) been convicted (as that term is defined in 42 C.F.R. § 1001.2) of any of those offenses described in 42 U.S.C. § 1320a-7b or 18 U.S.C. § § 669, 1035, 1347, 1518 or is the subject of a proceeding seeking to assess such penalty, and such penalty or proceeding has had or would be reasonably expected to result in (1) liability in excess of $5,000,000 or otherwise (2) a Material Adverse Effect; (D) been identified as the subject of a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. § § 3729-3731 or qui tam action brought pursuant to 31 U.S.C. § 3729 et seq., and such complaint, qui tam action or any other action has had or would be reasonably expected to result in (1) liability in excess of $5,000,000 or otherwise (2) a Material Adverse Effect; (E) been made a party to any other action by any Governmental Authority that may result in suspension, exclusion, or debarment from any Government Reimbursement Program or that may prohibit it from selling products to any governmental or other purchaser pursuant to any law, which has had or would be reasonably expected to result in (1) liability in excess of $5,000,000 or otherwise (2) a Material Adverse Effect; or (F) been or become subject to any Federal, state, local governmental or private payor civil or criminal investigations or inquiries, proceedings, validation review, program integrity review or statement of charges involving and/or related to its compliance with Healthcare Laws or involving or threatening its participation in Medicare, Medicaid or other Third Party Payor Programs or its billing practices with respect thereto and such violation would be reasonably expected to result in a Material Adverse Effect; or

(x) Healthcare Proceeding. The occurrence of any Healthcare Proceeding that could reasonably be expected to result in a Material Adverse Effect.

8.02 Cure. Nothing contained in this Agreement or the Loan Documents shall be deemed to compel Lender to accept a cure of any Event of Default hereunder after the expiration of the cure periods provided herein, if any.

8.03 Rights and Remedies on Default.

(a) In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents, or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of a Default or an Event of Default, Lender may, in its discretion, charge Borrower the Default Rate on all then outstanding or thereafter incurred Obligations and/or withhold or cease making Advances under the Credit Facility, unless such Default or Event of Default is cured to Lender’s satisfaction or waived in accordance herewith.

(b) In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), Lender may, in its discretion, upon or at any time after the occurrence and during the continuance of an Event of Default, terminate the Credit Facility (it also being understood that the occurrence of any of the events or conditions set forth in Sections 8.01(i), (j), (k), (l), or (q), hereof shall automatically cause a termination of the Credit Facility without notice or demand).

(c) The Lender will be entitled to take any and all actions to enforce its claims against Borrower to recover the balance of the Indebtedness then due, including being entitled to pursue all remedies provided for by law, equity, or otherwise, and to exercise the warrants of attorney to confess judgment against Borrower contained in this Agreement or the other Loan Documents;

(d) The Lender will be entitled to take any and all actions permitted by this Agreement and the other Loan Documents, and/or by law, equity or otherwise;

(e) In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), Lender may, upon or at any time after the occurrence of an Event of Default, while it exists, exercise all rights under the UCC and any other Applicable Law or in equity, by contract or otherwise, and under all Loan Documents permitted to be exercised after the occurrence of an Event of Default which is continuing, including the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

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(i) Subject to all Applicable Laws and regulations governing payment of Medicare and Medicaid receivables, the right to “take possession” of or foreclose on the Collateral (including removing from any premises at which same may be located any and all books and records, computers, electronic media and software programs associated with any Collateral (including electronic records, contracts and signatures pertaining thereto), documents, instruments and files, and any receptacles or cabinets containing same, relating to the Accounts) by any available judicial procedure, or without judicial process, and to enter any premises at which any Collateral may be located for the purpose of taking possession of or removing the same, and notify all Obligors of Lender’s security interest in the Collateral and require payment under the Accounts to be made directly to Lender and Lender may, in its own name or in the name of Borrower, exercise all rights of a secured party with respect to the Collateral and collect, sue for and receive payment on all Accounts, and settle, compromise and adjust the same on any terms as may be satisfactory to Lender, in its sole and absolute discretion for any reason or without reason, and Lender may do all of the foregoing with or without judicial process (including notifying the United States postal authorities to redirect mail addressed to Borrower to an address designated by Lender) and may use, at Borrower’s expense, such of Borrower’s personnel, supplies or space as may be necessary to manage such Accounts;

(ii) The right to require Borrower, at Borrower’s expense, to assemble all or any part of the Collateral and make it available to Lender at any place designated by Lender, which may include providing Lender or any entity designated by Lender with access (either remote or direct) to Borrower’s information system for purposes of monitoring, posting payments and rebilling Accounts to the extent deemed desirable by Lender in its sole discretion;

(iii) The right to reduce or modify the Revolving Loan Commitment, Borrowing Base or any portion thereof or the Advance Rates or to modify the terms and conditions upon which Lender may be willing to consider making Advances under the Credit Facility or to take additional reserves in the Borrowing Base for any reason; or

(iv) The right to sell, assign and deliver all or any part of the Collateral and any returned, reclaimed or repossessed merchandise, in the name of Borrower or Lender, or in the name of such other party as Lender may designate, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at Lender’s sole discretion, with or without warranties or representations (including warranties of title, possession, quiet enjoyment and the like), and upon such other terms and conditions as Lender in its sole discretion may deem advisable, and Lender may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by Borrower. If any Inventory and Equipment shall require rebuilding, repairing, maintenance or preparation, Lender shall have the right, at its sole discretion, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory and Equipment in such saleable form as Lender shall deem appropriate.

(f) Borrower hereby agrees that a notice received by it at least ten (10) calendar days before the time of any intended public sale or of the time after which any private sale or other Disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other Disposition. If permitted by Applicable Law, any Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrower. Borrower covenants and agrees not to interfere with or impose any obstacle to Lender’s exercise of its rights and remedies with respect to the Collateral.

(g) Lender is hereby granted, until the Obligations are paid in full and all obligations of Lender hereunder are terminated (other than inchoate indemnity obligations), a worldwide license to use, after the occurrence and during the continuance of an Event of Default and without charge, all of Borrower’s labels, trademarks (and associated goodwill), copyrights, patents and advertising matter, and any other form of Intellectual Property, as they pertain to the Collateral, in completing production of, advertising for sale and selling of any Collateral.

8.04 [Reserved].

8.05 Nature of Remedies. All rights and remedies granted Lender hereunder and under the Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon or at any time after the occurrence of an Event of Default, may proceed against Borrower at any time, under any agreement, with any available remedy and in any order.

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8.06 Set-Off. Upon the occurrence of an Event of Default, Lender and/or any Affiliate of Lender and/or participant with Lender shall have and be deemed to have, without notice to Borrower, the immediate right of set-off and may apply the funds or other amounts or Property thus set off against any of Borrower’s Obligations hereunder.

8.07 Application of Proceeds. The net cash proceeds resulting from Lender’s exercise of any of Lender’s rights pursuant to this Article 8 (after deducting all Expenses relating thereto) shall be applied by Lender to the payment of the Obligations as set forth in Section 2.08(b) hereof, and Borrower shall remain liable to Lender for any deficiencies, and Lender in turn agrees to remit to Borrower or its successors or assigns, any surplus resulting therefrom.

Article 9

MISCELLANEOUS

9.01 GOVERNING LAW. THIS AGREEMENT, AND ALL MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND SHALL BE CONSTRUED WITHOUT THE AID OF ANY CANON, CUSTOM OR RULE OF LAW REQUIRING CONSTRUCTION AGAINST THE DRAFTSMAN.

9.02 Integrated Agreement. This Agreement, the Revolving Note and the other Loan Documents shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lender’s rights and remedies. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.

9.03 Waiver and Indemnity.

(a) No omission or delay by Lender in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any Default or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to Borrower no waiver will be valid unless in writing and signed by Lender and then only to the extent specified.

(b) Borrower releases and shall indemnify, defend and hold harmless Lender, and its respective officers, directors, employees, attorneys and agents (each, an “Indemnified Party”), of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including Expenses and reasonable legal fees) of any kind or nature, which at any time may be imposed on, incurred by, or asserted against any Indemnified Party (including any such assertion by or on behalf of Borrower), resulting from, in connection with, or otherwise relating to or arising out of (i) acts or conduct of Borrower under, pursuant or related to this Agreement and the other Loan Documents, (ii) Lender’s exercise of (or failure to exercise) any of Lender’s rights and remedies hereunder, including (A) any sale or transfer of the Collateral, (B) the preservation, repair, maintenance, preparation for sale or securing of any Collateral, and (C) the defense of Lender’s interests in the Collateral (including the defense of claims brought by Borrower as a debtor-in-possession or otherwise, any secured or unsecured creditors of Borrower, or any trustee or receiver in bankruptcy); (iii) any environmental pollution, hazardous material or environmental clean-up and Borrower’s off-site disposal practices; (iv) any regulatory investigation or proceeding by any regulatory authority or agency having jurisdiction over Borrower; (v) the transactions contemplated by this Agreement and the other Loan Documents, or any action taken (or failure to act) by any Indemnified Party with respect thereto (including any amounts paid or payable by Lender (x) to any prior lender of Borrower pursuant to any indemnity or reimbursement obligation in any payoff letter or otherwise, (y) to any depository institution of Borrower pursuant to any indemnity or reimbursement obligation in any Deposit Account Control Agreement, Depository Agreement, or other agreement with such depository institution and (z) to any other third party in connection with any indemnity or reimbursement obligation in any Collateral Access Agreement or other agreement between Lender and such third party); (vi) Borrower’s breach, or alleged breach, or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents, and (vii) Borrower’s failure, or alleged failure, to comply with any or all laws, statutes, ordinances, governmental rules, regulations or standards, whether federal, state or local, or court or administrative orders or decrees (including Environmental Laws, etc.), and all costs, expenses, fines, penalties or other damages resulting therefrom, unless resulting from acts or conduct of Lender constituting willful misconduct or gross negligence, as finally determined by a court of competent jurisdiction. The provisions of this Section 9.03(b) shall survive the termination of this Agreement and the payment in full and satisfaction of the Obligations.

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(c) Lender shall not be liable for, and Borrower hereby agrees that Lender’s liability in the event of a breach by Lender of this Agreement shall be limited to Borrower’s direct damages suffered and shall not extend to, any consequential or incidental damages. In the event Borrower brings suit against Lender in connection with the transactions contemplated hereunder, and Lender is found not to be liable, Borrower shall indemnify and hold Lender harmless from all costs and expenses, including attorneys’ fees, incurred by Lender in connection with such suit.

9.04 Time. Whenever Borrower shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day. Time is of the essence in Borrower’s performance under all provisions of this Agreement and all related agreements and documents.

9.05 Expenses of Lender.

(a) At Closing and from time to time thereafter, Borrower will pay all reasonable expenses of Lender on demand (including search costs, audit fees, appraisal fees, and the fees and expenses of legal counsel for Lender) relating to this Agreement and the other Loan Documents, including expenses incurred in the analysis, negotiation, preparation, closing, administration and enforcement of this Agreement and the other Loan Documents, the enforcement, protection and defense of the rights of Lender in and to the Revolving Loans and Collateral or otherwise hereunder, and any reasonable expenses relating to extensions, amendments, waivers or consents pursuant to the provisions hereof, or any related agreements and documents or relating to agreements with other creditors, or termination of this Agreement (collectively, the “Expenses”). Any Expenses not paid upon demand by Lender shall bear interest at the highest per-annum rate of interest applicable to the Revolving Loans.

(b) In addition, if at any time following the date of this Agreement, Borrower effects any changes that result in a change in the format or sequence of Borrower’s data, Borrower shall pay to Lender its reasonable charges for implementing such changes as are necessary to accommodate the changes in the format or sequence of the data such that Lender’s accounts receivable monitoring system is capable of importing such data, including an hourly fee of One Hundred Fifty and No/100 Dollars ($150.00).

9.06 Confidentiality. Except as provided in Section 9.19 hereof or to the extent required by law or applicable regulations, Borrower and Lender agree to maintain the confidentiality of this Agreement and not to disclose the contents hereof or provide a copy hereof to any third party, except (i) accountants, lawyers and financial advisers of the parties who are informed of and agree to be bound by this Section 9.06, and (ii) that copies hereof may be provided to any assignee or participant (or potential assignee or participant) of Lender’s interests herein, any investors or prospective investors who acquire or may acquire Securities backed by Accounts and any parties that facilitate the issuance of such Securities, including rating agencies, guarantors and insurers. Lender agrees to maintain the confidentiality of patient information obtained as a result of its interests in, or duties with respect to, the Accounts and as otherwise may be required pursuant to the Business Associate Agreement.

9.07 Notices.

(a) Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed given if delivered in Person or if sent by facsimile, by scanned image or by nationally recognized overnight courier, or via first-class, certified or registered mail, postage prepaid, to the address of such party set forth on the signature pages hereof, unless such address is changed by written notice hereunder;

(b) Any notice sent by Lender or Borrower by any of the above methods shall be deemed to be given when so received; and

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(c) Lender shall be fully entitled to rely upon any facsimile or scanned image transmission or other writing purported to be sent by any Authorized Officer (whether requesting an Advance or otherwise) as being genuine and authorized.

9.08 Brokerage. Borrower represents that Borrower has not committed Lender to the payment of any brokerage fee, commission or charge in connection with this transaction. If any such claim is made on Lender by any broker, finder or agent or other Person, Borrower hereby indemnifies, defends and saves Lender harmless against such claim and further will defend, with counsel satisfactory to Lender, any action or actions to recover on such claim, at Borrower’s own cost and expense, including Lender’s reasonable counsel fees. Borrower further agrees that until any such claim or demand is adjudicated in Lender’s favor, the amount demanded shall be deemed an Obligation of Borrower under this Agreement.

9.09 Headings. The headings of any paragraph or section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

9.10 Survival. All warranties, representations, and covenants made by Borrower herein, or in any of the other Loan Documents or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Lender, and shall survive the delivery to Lender of the Revolving Note, regardless of any investigation made by Lender or on its behalf. All statements in any such certificate or other instrument prepared and/or delivered for the benefit of Lender shall constitute warranties and representations by Borrower hereunder. Except as otherwise expressly provided herein, all covenants made by Borrower hereunder or under any other agreement Loan Document shall be deemed continuing until all Obligations are satisfied in full.

9.11 Successors and Assigns. Subject to Section 9.22, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. Borrower may not transfer, assign or delegate any of its duties or obligations hereunder.

9.12 Duplicate Originals. Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in counterparts, all of which counterparts taken together shall constitute one completed fully executed document.

9.13 Modification. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by Borrower and Lender.

9.14 Signatories. Each individual signatory hereto represents and warrants that he is duly authorized to execute this Agreement on behalf of his principal and that he executes the Agreement in such capacity and not as a party.

9.15 Third Parties. No rights are intended to be created hereunder, or under any other Loan Document for the benefit of any third-party donee, creditor or incidental beneficiary of Borrower. Nothing contained in this Agreement shall be construed as a delegation to Lender of Borrower’s duty of performance, including Borrower’s duties under any Account or contract with any other Person.

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9.16 Waivers. Borrower hereby waives diligence, demand, presentment, protest and any notices thereof as well as notices of nonpayment, intent to accelerate and acceleration. Borrower hereby irrevocably, unconditionally and fully subordinates in favor of Lender any and all rights it may have at any time (whether arising directly or indirectly, by operation of law or contract) to assert or receive payment on any claim against it, on account of payments made under this Agreement, including any and all rights of subrogation, reimbursement, exoneration, contribution or indemnity. Borrower waives any event or circumstances that might constitute a legal or equitable defense of, or discharge of, Borrower. Furthermore, Borrower agrees that if Borrower makes any payment on the Obligations or Lender enforces its Liens or Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, in whole or in part, including without limitation in connection with any bankruptcy, insolvency or similar proceeding instituted by or against Borrower, then, to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred. Borrower consents and agrees that Lender shall be under no obligation to marshal any assets or Collateral in favor of Borrower or against or in payment of any or all of the Obligations.

(a) Borrower hereby consents and agrees that Lender, at any time or from time to time in its discretion, may: (i) settle, compromise or grant releases for liabilities of Borrower, and/or any other Person or Persons liable for any Obligations, (ii) exchange, release, surrender, sell, subordinate or compromise any Collateral of any party now or hereafter securing any of the Obligations in accordance with the terms hereof, and (iii) following and during the continuance of an Event of Default, apply any and all payments received at any time against the Obligations in any order as Lender may determine; all of the foregoing in such manner and upon such terms as Lender may see fit, without notice to or further consent from Borrower, who hereby agrees and shall remain bound upon this Agreement notwithstanding any such action on Lender’s part.

(b) The liability of Borrower hereunder is absolute and unconditional and shall not be reduced, impaired or affected in any way by reason of (i) any failure to obtain, retain or preserve, or the lack of prior enforcement of, any rights against any Person or Persons (including other Borrower), or in any Property, (ii) the invalidity or unenforceability of any Obligations or rights in any Collateral, (iii) any delay in making demand upon Borrower or any delay in enforcing, or any failure to enforce, any rights against Borrower or in any Collateral even if such rights are thereby lost, (iv) any failure, neglect or omission to obtain, perfect or retain any Lien upon, protect, exercise rights against, or realize on, any Property of Borrower, or any other party securing the Obligations, (v) the existence or nonexistence of any defenses which may be available to the other Borrower with respect to the Obligations, or (vi) the commencement of any bankruptcy, reorganization, liquidation, dissolution or receivership proceeding or case filed by or against Borrower.

(c) Borrower subordinates all present and future indebtedness owing by any other Borrower to such Borrower to the obligations at any time owing by such other Borrower to Lender under this Agreement and the other Loan Documents. Borrower assigns all such indebtedness to Lender as security for the Obligations. Borrower agrees to make no claim on such indebtedness until all obligations of any other party under this Agreement and the other Loan Documents have been fully discharged. Borrower further agrees not to assign all or any part of such indebtedness without the prior written consent of Lender.

9.17 CONSENT TO JURISDICTION. BORROWER AND LENDER HEREBY IRREVOCABLY CONSENT TO THE NONEXCLUSIVE JURISDICTION OF, AND VENUE IN, ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF NEW YORK IN ANY AND ALL ACTIONS AND PROCEEDINGS WHETHER ARISING HEREUNDER OR UNDER ANY OTHER AGREEMENT OR UNDERTAKING. BORROWER WAIVES ANY OBJECTION TO IMPROPER VENUE AND FORUM NON CONVENIENS TO PROCEEDINGS IN ANY SUCH COURT OR COURTS AND ALL RIGHTS TO TRANSFER FOR ANY REASON. BORROWER IRREVOCABLY AGREES TO SERVICE OF PROCESS BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED TO THE ADDRESS OF THE APPROPRIATE PARTY SET FORTH HEREIN.

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9.18 WAIVER OF JURY TRIAL. EACH OF BORROWER AND LENDER HEREBY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION COMMENCED BY OR AGAINST LENDER WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS, WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

9.19 Publication. Borrower grants Lender the right to publish and/or advertise information to the effect that this transaction has closed, which information may include, without limit, (a) the names of Borrower and Lender, (b) the size of the transaction and (c) those items of information commonly included within a “tombstone advertisement” of the type customarily published in financial or business periodicals.

9.20 Discharge of Taxes, Borrower’s Obligations, Etc. Lender, in its sole discretion, shall have the right at any time, and from time to time, with prior notice to Borrower, if Borrower fails to do so five (5) Business Days after requested in writing to do so by Lender, to: (a) pay for the performance of any of Borrower’s Obligations hereunder or under any other Loan Document, and (b) discharge taxes or Liens, at any time levied or placed on any of Borrower’s Property in violation of this Agreement unless Borrower is in good faith with due diligence by appropriate proceedings contesting such taxes or Liens and has established appropriate reserves therefor under GAAP. Expenses and advances shall be deemed Advances hereunder and shall bear interest at the highest rate applied to the Revolving Loans until reimbursed to Lender. Such payments and advances made by Lender shall not be construed as a waiver by Lender of an Event of Default under this Agreement.

9.21 Injunctive Relief. The parties acknowledge and agree that, in the event of a breach or threatened breach of any party’s obligations hereunder, the other party may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including maintaining the cash management and collection procedure described herein. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement.

9.22 Assignment or Syndication by Lender. Lender may, at its sole discretion, assign in whole or in part any and all of its rights and/or obligations herein to any other Person, including but not limited to any assignment by Lender to an Affiliate of Lender or any assignment in part or in whole of its rights herein to another party as collateral security for Lender’s obligation(s) to such other party; provided however, that Lender shall not assign or transfer any of its rights or obligations hereunder to any Person that is a Disqualified Lender unless an Event of Default has occurred and is continuing.

9.23 Severability. If any provision hereof or of any other Loan Document is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision’s severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

9.24 Authority. Without limiting the powers granted to Lender in Section 8.03 hereof, if an Event of Default shall have occurred, Borrower hereby authorizes Lender, or any Person or agent which Lender may designate, at Borrower’s cost and expense, to exercise all the following powers, which authority shall be irrevocable until the termination of this Agreement and the full and final payment and satisfaction of the Obligations to: (a) receive, take, endorse, sign, assign and deliver, all in the name of Lender or Borrower, any and all checks, notes, drafts and other documents or instruments relating to the Collateral; (b) receive, open and dispose of all mail addressed to Borrower and to notify postal authorities to change the address for delivery thereof to such address as Lender may designate; (c) request from customers indebted on Accounts at any time, in the name of Lender, information concerning the amounts owing on the Accounts; (d) request from customers indebted on Accounts at any time, in the name of Borrower any certified public accountant designated by Lender or any other designee of Lender, information concerning the amounts owing on the Accounts; (e) transmit to customers indebted on Accounts notice of Lender’s interest therein and to notify customers indebted on Accounts to make payment directly to Lender for Borrower’s account (subject to all Applicable Laws and regulations governing payment of Medicare and Medicaid receivables); and/or (f) take or bring, in the name of Lender or Borrower all steps, actions, suits or proceedings deemed by Lender necessary or desirable to enforce or effect collection of the Accounts.

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9.25 Usury Limit. In no event shall Borrower, upon demand by Lender for payment of any indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, Lender shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under Applicable Law. If Lender ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as such. If as a result, the entire principal amount of the Obligations is paid in full, any remaining excess shall be refunded to Borrower. This Section 9.25 shall control every other provision of this Agreement, the other Loan Documents and any other agreement made in connection herewith.

9.26 Termination. Except as otherwise provided in Article 8 hereof, Lender may terminate this Agreement only as of the Maturity Date. Borrower may terminate this Agreement at any time prior to the Maturity Date only in accordance with the terms of Section 2.03(c). A termination by any Borrower shall be deemed to be a termination by all Borrowers.

Article 10

SPECIAL INTER-BORROWER PROVISIONS

10.01 Certain Borrower Acknowledgments and Agreements.

(a) Borrower acknowledges that it will enjoy significant benefits from the business conducted by Borrower because of, inter alia, Borrower’s ability to bargain with other Persons including its ability to receive the Credit Facility on favorable terms granted by this Agreement and other Loan Documents which would not have been available to Borrower acting alone. Borrower has determined that it is in Borrower’s best interest to procure the Credit Facility which Borrower may utilize directly and which receive the credit support of Borrower as contemplated by this Agreement and the other Loan Documents.

(b) Lender has advised Borrower that it is unwilling to enter into this Agreement and the other Loan Documents and make available the Credit Facility extended hereby to Borrower unless Borrower agrees, among other things, to be jointly and severally liable for the due and proper payment of the Obligations of Borrower under this Agreement and other Loan Documents. Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce Lender to extend credit pursuant to this Agreement and the other documents executed in connection herewith (i) because of the desirability to Borrower of the Credit Facility, the interest rates and the modes of borrowing available hereunder, (ii) because Borrower may engage in transactions jointly with Borrower and (iii) because Borrower may require, from time to time, access to funds under this Agreement for the purposes herein set forth.

(c) Borrower has determined that it has and, after giving effect to the transactions contemplated by this Agreement and the other Loan Documents (including the inter-Borrower arrangement set forth in this Section 10.01) will have, assets having a fair saleable value in excess of the amount required to pay its probable liability on its existing debts as they fall due for payment and that the sum of its debts is not and will not then be greater than all of its Property at a fair valuation, that Borrower has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature and that the value of the benefits to be derived by Borrower from the access to funds under this Agreement (including the inter-Borrower arrangement set forth in this Section 10.01) is reasonably equivalent to the obligations undertaken pursuant hereto.

(d) Borrower Representative (on behalf of Borrower) shall maintain records specifying (i) all Obligations incurred by Borrower, (ii) the date of such incurrence, (iii) the date and amount of any payments made in respect of such Obligations and (iv) all inter-Borrower obligations pursuant to this Section 10.01. Borrower Representative shall make copies of such records available to Lender, upon request.

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10.02 Maximum Amount of Joint and Several Liability. Notwithstanding any provisions of this Agreement to the contrary, it is the intent of the parties hereto that the primary and secondary nature of the liabilities of Borrower, and the security interests granted by Borrower to secure the Obligations directly incurred by Borrower, not constitute a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the United States Code (11 U.S.C. § 101 et seq.), as amended, or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance, fraudulent transfer or similar law of any state, nation or other governmental unit, as in effect from time to time or otherwise be rendered invalid or unenforceable due to the nature of the joint and several liability. Accordingly, Lender and Borrower agree that if the Obligations of Borrower, or any security interests granted by Borrower securing the Obligations would, but for the application of this sentence, constitute a fraudulent conveyance or fraudulent transfer under Applicable Law, or would otherwise render Borrower’s Obligations or the security interests granted herein invalid or unenforceable, the Obligations of Borrower hereunder, as well as the security interests securing such Obligations, shall be valid and enforceable only to the maximum extent that would not cause such Obligations or security interests to constitute a fraudulent conveyance or fraudulent transfer under Applicable Law or otherwise result in such invalidity or unenforceability; provided, however, that Borrower’s Obligations shall be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this Section 10.02 were not a part of this Agreement.

10.03 Authorization of Borrower Representative by Borrower.

(a) Each Borrower hereby irrevocably authorizes Borrower Representative to give notices, make requests, make payments, receive payments and notices, give receipts and execute agreements, make agreements or take any other action whatever on behalf of Borrower under and with respect to any Loan Document, and Borrower shall be bound thereby. This authorization is coupled with an interest and shall be irrevocable, and Lender may rely on any notice, request, information supplied by Borrower Representative, every document executed by Borrower Representative, every agreement made by Borrower Representative or other action taken by Borrower Representative in respect of Borrower or any thereof as if the same were supplied, made or taken by Borrower. Without limiting the generality of the foregoing, the failure of Borrower to join in the execution of any writing in connection herewith shall not, unless the context clearly requires, relieve Borrower from obligations in respect of such writing.

(b) Borrower acknowledges that the credit provided hereunder is on terms more favorable than Borrower acting alone would receive and that Borrower benefits directly and indirectly from all Advances hereunder. Borrower shall be jointly and severally liable for all Obligations, regardless of, inter alia, which Borrower requested (or received the proceeds of) a particular Advance.

10.04 Joint and Several Liability. The Revolving Loans made to Borrower shall be deemed jointly funded to, and received by, Borrower. Borrower jointly and severally agrees to pay, and shall be joint and severally liable for the payment and performance of, all Obligations directly incurred by Borrower, regardless of whether Borrower actually receives the proceeds of the indebtedness governed hereby or the benefit of any other extensions of credit hereunder. Borrower acknowledges and agrees that the joint and several liability of Borrower is provided as an inducement to Lender to provide loans and other financial accommodations to Borrower, and that each such Revolving Loan or other financial accommodation shall be deemed to have been done or extended by Lender in consideration of, and in reliance upon, the joint and several liability of Borrower. The joint and several liability of Borrower hereunder is absolute, unconditional and continuing, regardless of the validity or enforceability of any of the Obligations, or the fact that a security interest or Lien in any Collateral may not be enforceable or subject to equities or defenses or prior claims in favor of others, or may be invalid or defective in any way and for any reason. Borrower hereby waives: (a) all notices to which Borrower may be entitled as a co-obligor with respect to the Obligations, including notice of (i) acceptance of this Agreement, (ii) the making of Revolving Loans or other financial accommodations under this Agreement, or the creation or existence of the Obligations, and (iii) presentment, demand, protest, notice of protest and notice of non-payment; and (b) all defenses based on (i) any modification (or series of modifications) of this Agreement, the other Loan Documents, that may create a substituted contract, or that may fundamentally alter the risks imposed on Borrower hereunder, (ii) the release of Borrower from its duties this Agreement, the other Loan Documents, or the extension of the time of performance of under Borrower’s duties hereunder or thereunder, (iii) the taking, releasing, impairment or abandonment of any Collateral, or the settlement, release or compromise of the Obligations or Borrower’s liabilities with respect to all or any portion of the Obligations, or (iv) any other act (or any failure to act) that fundamentally alters the risks imposed on Borrower by virtue of its joint and several liability hereunder. It is the intent of Borrower by this paragraph to waive any and all suretyship defenses available to Borrower with respect to the Obligations, whether or not specifically enumerated above. Borrower acknowledges that the credit provided hereunder is on terms more favorable than Borrower acting alone would receive and that Borrower benefits directly and indirectly from the Revolving Loans made hereunder. Borrower shall be jointly and severally liable for all Obligations regardless of, inter alia, whether Borrower received proceeds of the Revolving Loans.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

BORROWER: Address for notices to Borrower: 18000 Studebaker Rd., Ste. 800, Cerritos, CA 90703 Attn: Minh Hoang Merchant Email: minhmerchant@theoncologyinstitute.com	STARLING ONCOLOGY MANAGEMENT, LIMITED LIABILITY COMPANY By: Daniel Virnich Name: Daniel Virnich Title: Chief Executive Officer

LENDER: Address for notices to Lender: One Bala Plaza, Suite 500 231 St. Asaphs Road Bala Cynwyd, PA 19004 Jennifer Leibowitz P: (610) 870-5403 F: (610) 870-5401 Email: jleibowitz@slrhcabl.com	GEMINO HEALTHCARE FINANCE, LLC d/b/a SLR HEALTHCARE ABL, a Delaware limited liability company By: Jennifer Leibowitz Name: Jennifer Leibowitz Title: Senior Vice President

ANNEX I

DEFINITIONS

“Acceptance Notice” shall have the meaning set forth in Section 6.22 hereof.

“Account(s)” means (a) all of Borrower’s present and future accounts, payment intangibles, instruments and chattel paper (including electronic chattel paper) (all as defined in the UCC) and all other rights of Borrower to receive payments including the third-party reimbursable portion of accounts receivable owing to Borrower or such Supported PC arising out of the delivery of medical, surgical, diagnostic, treatment or other professional or medical or healthcare-related services and/or the supply of goods related to any of such services (whether such services are supplied by Borrower or a third party), including all health-care-insurance-receivables (as defined in the UCC) and all other rights to reimbursement under any agreements with an Obligor, (b) all accounts, general intangibles, rights, remedies, guarantees, supporting obligations, letter-of-credit rights and security interests in respect of the foregoing, and all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under this Agreement in respect of the foregoing, (c) all information and data compiled or derived by Borrower in respect of such accounts receivable (other than any such information and data subject to legal restrictions of patient confidentiality), and (d) all proceeds of any of the foregoing.

“Accounts Detail File” has the meaning set forth in Section 2.02(d) hereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business, business line, unit of operation or division of a Person or the entry by Borrower into a Management Services Agreement and related PC Documents in respect of any new physician affiliated practice group, (b) the acquisition (by merger or otherwise) of in excess of fifty percent (50%) of the Equity Interests of any Person or otherwise causing any Person to become a Subsidiary of Borrower or (c) a merger or consolidation or any other combination with another Person.

“Advance(s)” means any monies advanced or credit extended, including the Revolving Loans to or for the benefit of Borrower by Lender, under the Credit Facility.

“Advance Rate” means ninety percent (90%) or such other percentage(s) resulting from an adjustment pursuant to Section 2.01(e) hereof.

“Affiliate” means with respect to any Person (the “Specified Person”), (a) any Person which directly or indirectly controls, or is controlled by, or is under common control with, the Specified Person, and (b) any partner, director or officer (or, in the case of a Person which is not a corporation, any individual having analogous powers) of the Specified Person or of a Person who is an Affiliate of the Specified Person within the meaning of the preceding clause (a). For purposes of the preceding sentence, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, or direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, ten percent (10%) or more of the Equity Interests of such Person. Notwithstanding the foregoing, Affiliate” shall not include (A) Lender or any Affiliate thereof, (B) any “portfolio company” (as such term is customarily used among institutional investors) in which any holder of the Equity Interest of such Person or any of such holder’s Affiliates has made a debt or equity investment, or (C) any other Person that would otherwise be an Affiliate solely by reason of an investment fund, vehicle or account managed, advised or sponsored by such holder or any of its Affiliates having made an investment in such Person, and no such portfolio company or other Person described in the foregoing clauses (B) and (C) shall be deemed an Affiliate of such Person or of any such holder.

“Applicable Law” shall mean, as to Borrower, or, if applicable, each Supported PC, or its assets, any law, ordinance, policy, manual provision, administrative guidance, statute, rule or regulation, or any determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon Borrower or any of its assets, or to which Borrower or any of its assets is subject.

“Attainment Date” means the date pharmaceutical medications and/or therapies are delivered to a patient.

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“Authorized Officer” means any officer, member or partner of Borrower authorized by specific resolution of such Borrower to request Revolving Loans and such other matters as set forth in the incumbency certificate referred to in Section 4.01(c) of this Agreement.

“Billed Claim File” has the meaning set forth in Section 2.02(d)(ii) hereof.

“Billing Service Agreement” means each of, and “Billing Service Agreements” means the collective reference to, those certain billing or similar services agreements, each by and between Borrower or a Supported PC, as the case may be, and Borrower, as may be amended, restated, modified or otherwise supplemented from time to time.

“Billing Servicer” shall mean any billing services provider or similar servicer with respect to Borrower or any Supported PC, as applicable, from time to time, including but not limited to Centrex Revenue Solutions, LLC, d/b/a Integra Practice Solutions, House Rx, Inc., and Strategic Health Alliance II, Inc.

“Blocked Account” means each bank account that is established by Borrower pursuant to this Agreement and subject to a Deposit Account Control Agreement.

“Borrower Representative” means Starling Oncology Management, Limited Liability Company (f/k/a TOI Management, LLC), a Delaware limited liability company.

“Borrowing Base” means, at any date, an amount equal to the lesser of (a) the Revolving Loan Commitment, or (b) the product of (i) the applicable Advance Rate then in effect, times (ii) the Estimated Net Value of all Eligible Accounts, as of such date, minus (iii) an amount equal to any reserves, minus (iv) unposted cash.

“Borrowing Base Certificate” has the meaning set forth in Section 2.02(a) hereof.

“Borrowing Base Deficiency” means, as of any date, the amount, if any, by which (a) the aggregate amount of all Advances outstanding as of such date exceeds (b) the Borrowing Base as of such date.

“Borrowing Base Excess” means, as of any date, the amount, if any, by which (a) the Borrowing Base as of such date exceeds (b) the aggregate amount of all Advances outstanding as of such date.

“Business Associate Agreement” means that certain Business Associate Agreement between Borrower, on behalf of itself and various Affiliates listed on Exhibit A attached thereto, and Lender dated as of June 4, 2026, as the same may be modified, amended, restated or replaced from time to time.

“Business Day” means any day other than a Saturday, Sunday or any day on which banking institutions in Philadelphia, Pennsylvania or New York City, New York are permitted or required by law, executive order or governmental decree to remain closed or a day on which Lender is closed for business.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Securities” means, with respect to any Person, all shares of, interests or participations in, or other equivalents in respect of (in each case however designated, whether voting or non-voting), of such Person’s capital stock, and any warrants, options, or other rights entitling the holder thereof to purchase or acquire any such capital stock, in each case whether now outstanding or issued on or after the Closing Date.

“Cash Control Period” means the period of time commencing upon the Lender providing notice of its election to impose a Cash Control Period pursuant to the terms and conditions of a Deposit Account Control Agreement following the occurrence and continuance of an Event of Default. For purposes of this Agreement, a Cash Control Period shall be deemed to remain outstanding from the initial date of any Cash Control Period until the earlier of (a) the cure of such Event of Default, (b) the waiver of such Event of Default by the Lender, or (c) the Maturity Date.

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“Cash Equivalents” means, as at any date:

(a)securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition;

(b)dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of Five Hundred Million and No/100 Dollars ($500,000,000.00) or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Institution”), in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition;

(c)commercial paper and variable or fixed rate notes issued by any Approved Institution (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six (6) months of the date of acquisition;

(d)repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of Five Hundred Million and No/100 Dollars ($500,000,000.00) for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations;

(e)debt obligations issued by any domestic corporation or any domestic government instrumentality, in each case rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six (6) months of the date of acquisition; and

(f)Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least Five Hundred Million and No/100 Dollars ($500,000,000.00) and the portfolios of which are limited to Investments of the character described in the foregoing clauses (a) through (e).

“CHAMPVA” means, collectively, the Civilian Health and Medical Program of the Department of Veterans Affairs, and all laws, rules and regulations pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Change of Control” means, at any time, that:

(a) Starling Oncology, Inc. (f/k/a The Oncology Institute, Inc.), a Delaware corporation, shall cease to own and control in the aggregate, directly or indirectly, one hundred percent (100%) of the Equity Interests and a majority of the voting control of Borrower; or

(b) any transfer of any Equity Interest of any Supported PC in violation of any Stock Transfer Restriction Agreement.

“Closing” has the meaning set forth in Section 4.03 hereof.

“Closing Date” has the meaning set forth in Section 4.03 hereof.

“CMS” means the Centers for Medicare and Medicaid Services of the United States Department of Health and Human Services and any successor thereof and any predecessor thereof, including the United States Health Care Financing Administration.

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“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning set forth in Section 3.01 hereof.

“Collateral Assignment of Billing Service Agreements” means the collective reference to the Collateral Assignments of Billing Service Agreements, each by and between Borrower and Lender, dated on or about the Closing Date, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Collateral Assignment of PC Depository Agreements” means a collateral assignment of the PC Depository Agreements dated as of the Closing Date by and among Lender, Borrower and the Lockbox Bank, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Collateral Assignment of PC Documents” means a collateral assignment of the PC Documents by Borrower in favor of Lender and acknowledged by the applicable Supported PC, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Collateral Monitoring Fee” has the meaning set forth in Section 2.03(e) hereof.

“Collection Account” has the meaning set forth in Section 2.07(a) hereof.

“Collections” means, with respect to any Account, all cash collections on such Account.

“Commercial Lockbox” means collectively, each lockbox and/or deposit account in the name of any Supported PC and maintained at a Lockbox Bank to which Collections on all Accounts (including PC Accounts), other than Government Accounts, are sent or deposited.

“Commitment Fee” has the meaning set forth in Section 2.09 hereof.

“Concentration Limits” means the various financial tests, expressed as percentages of the then current ENV of all Eligible Accounts, described on Schedule 1.01 hereto as in effect from time to time; provided that no Concentration Limit shall apply to Accounts originated from Medicare, CMS or any other Government Account Debtor.

“Conforming Changes” means, with respect to either the use or administration of SOFR, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Lender decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Contract” means an agreement by which an Obligor is obligated to pay for services rendered to patients of Borrower.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 of the Code.

“Credit Facility” has the meaning set forth in Section 2.01(a) hereof.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

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“Default” means an event which with the passage of time, giving of notice or both, would become an Event of Default.

“Default Rate” means five percent (5.00%) above the Interest Rate otherwise applicable on the Revolving Loans.

“Defaulted Account” means an Account (including, among other things, any FFS Accounts and Pharmacy Accounts) as to which: (a) the initial ENV has not been received in full as Collections within one hundred eighty (180) days (i) in the case of FFS Accounts, of the Service Date and (ii) in the case of Pharmacy Accounts, of the Attainment Date; or (b) Lender reasonably deems uncollectible because of the bankruptcy or insolvency of the Obligor or any other reason.

“Deficit Funding Loan Agreement” means each deficit funding loan agreement (or similar agreement), and “Deficit Funding Loan Agreements” means the collective reference to those certain deficit funding loan agreements (or similar agreements), each between Starling Oncology Management, Limited Liability Company (f/k/a TOI Management, LLC), as lender, and the applicable Supported PC or Supported PCs, as borrower, pursuant to which Starling Oncology Management, Limited Liability Company (f/k/a TOI Management, LLC) may, in its discretion, make advances to such Supported PC to fund practice start-up expenses and working capital needs of such Supported PC, in each case, in form and substance substantially similar to the deficit funding loan agreements (or similar agreements) in place on the Closing Date (which shall be satisfactory to the Lender), including any such agreement entered into after the Closing Date with a new Supported PC on substantially such terms, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time to the extent not prohibited by this Agreement.

“Deposit Account Control Agreement” means a customary control agreement among a Loan Party, a depository institution, Lender and Term Loan Lender, which agreement is in a form reasonably acceptable to the Lender and which provides Lender and Term Loan Lender with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) described therein, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Depository Agreement(s)” means those certain Depository Agreements entered into in connection with this Agreement among Borrower, Lender and Term Loan Lender, as secured parties, or a Supported PC, as a secured party, and the Lockbox Bank, relating to each Government Lockbox and the Commercial Lockbox, as applicable.

“Disposition” means, the sale, transfer, license, lease or other disposition (whether in one transaction or in a series of transactions, and including any sale and leaseback transaction and any sale, transfer, license or other disposition) of a Person’s property (including, without limitation, any Equity Interests) owned by such Person by such Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Capital Securities” shall mean any Capital Securities that, by their terms (or by the terms of any security or other Capital Securities into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Capital Securities), pursuant to a sinking fund obligation or otherwise (except as a result of a Change in Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change in Control or asset sale event shall be subject to the prior repayment in full of the Revolving Loans and all other Obligations that are accrued and payable and the termination of the Revolving Loan Commitment), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Capital Securities) (except as a result of a Change in Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change in Control or asset sale event shall be subject to the prior repayment in full of the Revolving Loans and all other Obligations that are accrued and payable and the termination of the Revolving Loan Commitment), in whole or in part, (c) provide for the scheduled payment of dividends in cash or (d) are or become convertible into or exchangeable for Indebtedness or any other Capital Securities that would constitute Disqualified Capital Securities, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided that if such Capital Securities are issued pursuant to a plan for the benefit of employees of the Borrower or any of the Subsidiaries, or by any such plan to such employees, such Capital Securities shall not constitute Disqualified Capital Securities solely because they may be required to be repurchased by the Borrower or any of the Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

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“Disqualified Lender” means (a) each Person that is a direct competitor of the Borrower or any of its Subsidiaries, in each case, that is separately identified in writing by the Borrower to the Lender and reasonably acceptable to the Lender, (b) any controlling Affiliate (other than with respect to such Affiliate at which sufficient customary barriers are in place at such entities to prevent the sharing of confidential information with respect to the Borrower with the controlled direct competitor of the Borrower) or controlled Affiliate of any such Person referred to in clause (a) above that is either (i) identified in writing to the Lender by the Borrower from time to time and reasonably acceptable to the Lender or (ii) clearly identifiable on the basis of such Affiliate’s name; provided that, in the case of clauses (a) and (b) above, (i) no identification of a Person as a competitor or a controlling or controlled Affiliate of a competitor shall be effective to retroactively disqualify any Person that is, at the time of such identification, already a Lender, and (x) no Person that operates as a brokerage, insurance business, pension fund (or other benefit fund), hedge fund, private equity fund, other investment fund, or investment banking, investment management, investment advisory, or similar business, (y) any non-profit research or non-profit enterprise or (z) any investment fund managed by the Lender or any Affiliate or related fund of the Lender shall constitute a Disqualified Lender, whether or not such Person owns an interest in a competitor or a controlled Affiliate of a competitor. Notwithstanding anything to the contrary contained in this Agreement, (A) the Lender shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders and (B) the Borrower (on behalf of itself and the other Loan Parties) and the Lender acknowledge and agree that no Lender shall have any responsibility or obligation to determine whether any Lender or potential Lender is a competitor (it being understood and agreed, however, that each potential Lender shall be required to represent and warrant in the related Assignment and Assumption Agreement that such potential Lender is not a Disqualified Lender) and that the Lender shall have no liability with respect to any assignment or participation made to a Disqualified Lender.

“Distribution” means (a) any dividends (cash or otherwise) or other distributions on any Equity Interests of Borrower; (b) the redemption, repurchase or acquisition of such Equity Interest or of warrants, rights or other options to purchase such Equity Interest; and (c) loans made to any Members, officers, directors and/or Affiliates of Borrower.

“Download Date” has the meaning set forth in Section 2.02(d) hereof.

“EBITDA” means, for any period of Borrower, the sum of (i) Net Income of Borrower for such period plus (ii) amounts deducted in the calculation of such Net Income for (A) Interest Expense, (B) charges against income for foreign, federal, state and local taxes and (C) depreciation and amortization, all determined on a consolidated basis for Borrower and their Subsidiaries in accordance with GAAP.

“Eligible Account” means an Account of Borrower or Supported PC:

(a)which is a liability of an Obligor which is (i) a commercial insurance company reasonably acceptable to Lender, organized under the laws of any jurisdiction in the United States, having its principal office in the United States, other than those listed on Schedule 1.01 hereto as ineligible, (ii) a Blue Cross/Blue Shield Plan other than those listed on Schedule 1.01 hereto as ineligible, (iii) Medicare or Medicaid, (iv) an HMO, a PPO, or an institutional Obligor reasonably acceptable to Lender, other than those listed on Schedule 1.01 hereto as ineligible or (v) a PBM (pharmacy benefit manager), other than those listed on Schedule 1.01 hereto as ineligible, or any other type of Obligor, not included in the categories of Obligors listed in the foregoing clauses (i) - (iv), organized under the laws of any jurisdiction in the United States, having its principal office in the United States, and listed on Schedule 1.01 hereto, as an eligible Obligor,

(b)the Obligor of which is not an Affiliate of Borrower or Supported PC;

(c)in an amount not less than Five and No/100 Dollars ($5.00) nor more than Eighty-Five Thousand and No/100 Dollars ($85,000.00), in each case, denominated and payable in United States Dollars;

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(d)as to which the representations and warranties of Section 5.21 hereof are true;

(e)which (i) does not arise from the delivery of cosmetic surgery services, (ii) is not a workers’ compensation claim, (iii) does not arise from any services delivered for injury sustained in a motor vehicle accident (unless the Obligor on such Account is a type of Obligor permitted pursuant to clause (a) of this definition) and (iv) is not an Individual Payor Account;

(f)which is not outstanding more than one hundred eighty (180) days past the (i) in the case of FFS Accounts, the Service Date and (ii) in the case of Pharmacy Accounts, the Attainment Date;

(g)the Obligor on which does not have fifty percent (50%) or more of its Accounts owing to Borrower constituting Defaulted Accounts;

(h)to the extent such Account does not include late charges or finance charges;

(i)which is not subject to a bona fide dispute between the Obligor and Borrower; provided that (y) an Account shall not be deemed subject to such a dispute solely by reason of a request by Obligor for additional documentation, a routine inquiry, or a pending appeal and (z) any ineligibility shall be limited to the disputed amount thereof; and

(j)which complies with such other criteria and requirements as may be specified from time to time by Lender in its reasonable credit judgment exercised in good faith and in a manner consistent with Lender's practices for similarly situated borrowers in healthcare receivables-based credit facilities; provided that no such new criteria or requirements shall be applied retroactively to Accounts that were previously deemed Eligible Accounts.

“Environmental Laws” means, collectively, any local, state or federal law, rule or regulation or common-law duty pertaining to the environment, natural resources, pollution, health (including any environmental clean-up statutes and all regulations adopted by any local, state, federal or other governmental authority, and any statute, ordinance, code, order, decree, law rule or regulation all of which pertain to or impose liability or standards of conduct concerning medical waste or medical products, equipment or supplies), safety or clean-up, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. § 4851 et seq.), any analogous state or local laws, any amendments thereto, and the regulations promulgated pursuant to said laws, together with all amendments from time to time to any of the foregoing.

“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, units, interests, participations, rights or other equivalents (however designated) of equity interests, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Sections 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Estimated Net Value” or “ENV” means on any date of calculation with respect to any Account an amount equal to the anticipated cash collections as calculated by Lender based upon the applicable Borrower’s historical cash collection and adjustments history in a manner consistent with Lender’s underwriting procedures, except that if Lender determines that all Obligor payments with respect to an Account have been made or if an Account has become a Defaulted Account, the ENV of such Account shall be zero.

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“Event of Default” has the meaning set forth in Section 8.01 hereof.

“Excluded Accounts” has the meaning set forth in Section 6.21 hereof.

“Expenses” has the meaning set forth in Section 9.05(a) hereof.

“FFS Accounts” means Accounts generated by the Supported PCs in connection with patient services billed to Third Party Payors and reimbursed on a fee-for-service basis.

“Freely-Assignable” means, with respect to any PC Document, such contract or agreement to the extent (i) it does not contain express restrictions or conditions (including, without limitation, the payment of any fee) on the assignment, sale, Disposition or other transfer by Borrower (or any of its successors and assigns) of, or the granting of any Lien by Borrower (or any of its successors and assigns) in, its rights, title and interest thereunder, to any other Person (including any such transfer as a result of the exercise of any such Lien therein, whether by foreclosure or otherwise), (ii) under which, without obtaining the consent of any Person, no default will occur, no penalty will accrue and no violation of breach of any terms thereof will result or arise due to (x) any such granting of a Lien in such rights, title and interest of Borrower (or any of its successors or assigns) or upon any such assignment, sale, Disposition or other transfer, or (y) any change of control or change in ownership of Borrower, and (iii) otherwise, under Applicable Law, it is freely assignable to third parties (or Affiliates) by Borrower (or any of its successors or assigns).

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)all obligations for borrowed money, whether current or long-term (including the Obligations, the Subordinated Debt) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)all purchase money indebtedness;

(c)the principal portion of all obligations under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d)the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(e)all obligations in respect of the deferred purchase price of Property or services (other than trade accounts payable in the ordinary course of business);

(f)all indebtedness in respect of Capital Leases;

(g)all Equity Interests providing for mandatory redemptions, guaranteed payments, sinking fund or like payments prior to the Maturity Date;

(h)all Funded Indebtedness of the types specified in clauses (a) through (g) and in (i) of another Person secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; and

(i)all guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person.

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“Funding Date” has the meaning set forth in Section 2.02(a) hereof.

“GAAP” means generally accepted accounting principles, consistently applied.

“Government Account Debtor” means the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof, that is responsible for payment of an Account under any Government Reimbursement Program, or any agent, administrator, intermediary or carrier for the foregoing.

“Government Accounts” means Accounts on which any federal or state governmental unit or any intermediary for federal or state governmental unit is the Obligor.

“Government Lockbox” means, collectively, each lockbox and/or deposit account in the name of any Supported PC maintained at the Lockbox Bank to which Collections on all Government Accounts are sent or deposited.

“Government Reimbursement Program” means (a) Medicare, (b) Medicaid, (c) the Federal Employees Health Benefit Program under 5 U.S.C. § § 8902 et seq., (d) TRICARE, (e) CHAMPVA, or (f) if applicable within the context of this Agreement, any agent, administrator, administrative contractor, intermediary or carrier for any of the foregoing.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through Equity Interest or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

“Hazardous Substances” means any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, by any environmental statute, rule or regulation of any governmental entity presently in effect and applicable to such real property.

“Healthcare Facility” or “Healthcare Facilities”, as applicable, means any one or more of the healthcare facilities operated by a Supported PC, including the healthcare facilities described on Schedule 5.02 hereto.

“Healthcare Laws” means: (a) any and all federal, state and local fraud and abuse laws, including (i) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), (ii) the Stark Law (42 U.S.C. § 1395nn and § 1395(q)), (iii) the civil False Claims Act (31 U.S.C. § 3729 et seq.), (iv) Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code, and (v) the regulations promulgated pursuant to such statutes; (b) the federal Food, Drug & Cosmetic Act (21 U.S.C. § § 301 et seq.) and the regulations promulgated pursuant thereto; (c) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) and the regulations promulgated pursuant thereto; (d) laws, rules and regulations governing Medicare and Medicaid; (e) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated pursuant thereto; (f) quality, safety, life safety, and accreditation standards and requirements of all applicable state laws or regulatory bodies; (g) any Applicable Law relating to Borrower’s ownership, management, or operation of a healthcare facility or business, or assets used in connection therewith; (h) any Applicable Law relating to the billing or submission of claims, collection of accounts receivable, underwriting the cost of, or provision of management or administrative services in connection with, any and all of the foregoing, by Borrower; and (i) any and all other applicable healthcare laws, regulations, manual provisions, policies and administrative guidance, each of (a) through (h) as may be amended from time to time.

“Healthcare Permits” means any and all permits, licenses, authorizations, certificates, certificates of need, controlled substances registrations, accreditations and plans of third-party accreditation agencies that are (a) necessary to enable any Supported PC to operate any Healthcare Facility or provide Medical Services, participate in and receive payment under any Government Reimbursement Program or other Third Party Payor Program, as applicable, or otherwise continue to conduct its business as it is conducted on the Closing Date, or (b) required under any Healthcare Law.

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“Healthcare Proceeding” means any inquiries, investigations, probes, audits, hearings, litigation or proceedings (in each case, whether civil, criminal, administrative or investigative) concerning any alleged or actual non-compliance by Borrower or any Supported PC with any Healthcare Laws or the requirements of any Healthcare Permit or Third Party Payor Program or the business affairs, practices, licensing or reimbursement entitlements of Borrower or Healthcare Facility (including inquiries involving the Comprehensive Error Rate Testing and any inquiries, investigations, probes, audits or procedures initiated by a Fiscal Intermediary/Medicare Administrator Contractor, a Medicaid Integrity Contractor, a Recovery Audit Contractor, a Program Safeguard Contractor, a Zone Program Integrity Contractor, an Attorney General, the Office of Inspector General, the Department of Justice or any similar governmental agencies or contractors for such agencies).

“HIPAA Compliant” means that Borrower is in material compliance with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) as amended by the Health Information Technology for Economic and Clinical Health (HITECH) Act and the implementing regulations of same, and has adopted and implemented policies and procedures to strive to ensure compliance with and has trained its personnel in the privacy standards and security standards promulgated pursuant to HIPAA.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)all Funded Indebtedness; and

(b)all guarantees with respect to outstanding Indebtedness of the types specified in clause (a) above of any other Person.

“Indemnified Party” has the meaning set forth in Section 9.03(b) hereof.

“Individual Payor Account” means an Account owing by an Obligor who is the individual patient or Person who received the goods or services rendered.

“Initial Term” has the meaning set forth in Section 2.01(d) hereof.

“Intellectual Property” means (a) all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, trade names, service marks, mask works, rights of use of any name, domain names, or any other similar rights, any applications therefor, whether registered or not, and (b) the goodwill of the business or that portion of the business represented by the mark and of any Person connected with and symbolized thereby, know-how, operating manuals, trade secret rights, clinical and non-clinical data, and rights to unpatented inventions.

“Interest Expense” means, for any period of Borrower, the interest expense of Borrower for such period payable in connection with the Funded Indebtedness of Borrower (including all computed interest on Capital Leases).

“Interest Rate” has the meaning set forth in Section 2.03(a) hereof.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) the purchase or other acquisition of all or substantially all of the assets or a line of business or division of another Person, or (c) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person. For purposes of determining covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

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“knowledge” of the Borrower means the knowledge of the following officers of the Borrower, and their successors: (i) Daniel Virnich, Chief Executive Officer, (ii) Stephen Cella, Senior Vice President, Finance, (iii) Rob Carter, Chief Financial Officer, and (iv) Minh Merchant, Chief Legal Officer, in each case after due inquiry.

“Lien” means any mortgage, Lien, pledge, charge, security interest or similar encumbrance.

“Loan Documents” means this Agreement, the Revolving Note, the Business Associate Agreement, any pledge agreement(s), each Deposit Account Control Agreement, each Depository Agreement, the Collateral Assignment of PC Documents, the Collateral Assignment of PC Depository Agreements, the Collateral Assignment of Billing Service Agreements, the Term Loan Intercreditor Agreement, any guaranty agreement, each landlord waiver and collateral access agreement, and all agreements relating to each Government Lockbox and the Commercial Lockbox, all financing statements, each Subordination Agreement, and any other agreements, instruments, documents and certificates delivered at any time in connection with this Agreement.

“Loan Party” means Borrower and each guarantor, if any, individually and collectively.

“Loan Request” has the meaning set forth in Section 2.02(a) hereof.

“Lockbox Bank” means JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., Valley National Bank or such other bank that is acceptable to Lender.

“Management Services” means any and all management and administrative services including, without limitation, billing and collection services, space, equipment or staffing.

“Management Services Agreement” means each management agreement or administrative services agreement (or similar agreement), and “Management Services Agreements” means the collective reference to those certain management agreements or administrative services agreements (or similar agreements), each between Borrower and one or more Supported PCs pursuant to which Borrower provides Management Services and Borrower is paid for such Management Services, in each case, in form and substance substantially similar to the management agreements or administrative services agreements (or similar agreements) in place on the Closing Date (which shall be satisfactory to the Lender ), as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time to the extent not prohibited by this Agreement.

“Material Adverse Effect” means a material adverse effect upon, or a material adverse change in, any of (a) the financial condition, operations, business or Property of Borrower; (b) the ability of Borrower to perform its Obligations; (c) the legality, validity or enforceability of any Loan Document; (d) the perfection or priority of the Liens of Lender granted under the Loan Documents or the rights and remedies of Lender under the Loan Documents; or (e) the condition or value of any portion of the Collateral (other than market fluctuations in the values of such Collateral); (f) [reserved] or (g) the continued participation or the ability to accept or bill for goods or services in any Government Reimbursement Program by Borrower or any Supported PC; provided that, with respect to clause (g), no Material Adverse Effect shall be deemed to have occurred solely as a result of routine audits, inquiries or requests for information by any Governmental Authority that have not resulted in a final adverse determination.

“Maturity Date” has the meaning set forth in Section 2.01(d) hereof.

“Maximum Loan Turn Days” means, as of any date of determination, (i) the result of (A) the average monthly outstanding balance of the Revolving Loans during the immediately preceding three (3) months, divided by (B) the average monthly Collections in the Government Lockbox and Commercial Lockbox for the immediately preceding three (3) months, multiplied by (ii) 30.

“Medicaid” means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. § § 1396 et seq.) and any statutes succeeding thereto, and all laws, rules and regulations pertaining to such program, including all state statutes and plans for medical assistance enacted in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

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“Medical Services” means medical and healthcare items, services or supplies provided to a patient, including without limitation physician services, nurse and therapist services, cancer care services and medicine or healthcare equipment provided by Borrower or any Supported PC to a patient for a valid and proper medical or health purpose.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. § § 1395 et seq.) and any statutes succeeding thereto, and all laws, rules and regulations pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Member” means, as applicable, a shareholder, member or partner of Borrower.

“Minimum Balance” has the meaning set forth in Section 2.03(b) hereof.

“Minimum Loan Amount” has the meaning set forth in Section 2.02(a) hereof.

“Minimum Use Fee” has the meaning set forth in Section 2.03(b) hereof.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, with respect to any period, the aggregate of the net income (loss) of Borrower for such period, determined in accordance with GAAP. There shall be excluded in computing Net Income (i) any after tax gains (but not losses) attributable to dispositions of assets (other than sales of inventory in the ordinary course of business) and (ii) any after-tax extraordinary gains (but not losses).

“Obligations” means all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to Lender, by or from Borrower whether arising out of this Agreement or any other Loan Document or otherwise, including all obligations to repay principal of and interest on all the Revolving Loans, and to pay interest, fees, costs, charges, Expenses, professional fees, and all sums chargeable to Borrower under the Loan Documents, whether or not evidenced by any note or other instrument.

“Obligor” means the party primarily obligated to pay an Account.

“Offer” has the meaning set forth in Section 6.22 hereof.

“Option Agreements” means, solely with respect to a Supported PC organized under the laws of a state where a Stock Transfer Restriction Agreement is high risk or not permitted by Applicable Law, each option agreement or other similar agreement between the applicable Supported PC or Supported PCs, the applicable equity holder(s) of such Supported PC or Supported PCs and the “optionee” party thereto, in form and substance satisfactory to the Lender, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time to the extent not prohibited by this Agreement.

“Option Period” has the meaning set forth in Section 6.22 hereof.

“Organizational Documents” means, (a) with respect to any corporation, charter, certificate or articles of incorporation and the bylaws (or equivalent or comparable constituent documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Participation Agreements” has the meaning set forth in Section 5.03(d)(ii) hereof.

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“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“PC Account” means, and “PC Accounts” means the collective reference to, each bank account that is established by a Supported PC pursuant to the applicable Management Services Agreements.

“PC Depository Agreements” means those certain “Depository Agreements” entered into pursuant to the Management Services Agreements among Borrower, a Supported PC and the Lockbox Bank, relating to such Supported PC’s Government Lockbox, in a form acceptable to Lender, as the same may be amended, modified, extended, restated, replaced or supplemented from time to time.

“PC Documents” means, collectively, the Management Services Agreements, the Stock Transfer Restriction Agreements, the Option Agreements, Deficit Funding Loan Agreements and any side letters to which the Borrower, any Subsidiary or any Supported PC is party thereto.

“Permit” means any permit, approval, authorization, license, accreditation, certification, provider or supplier number, registration, certificate of authority, certificate of need, certificate of reimbursement, variance, qualification, filing or consent required under any Applicable Law.

“Permitted Acquisition” means any Acquisition of all or substantially all of the assets, a line of business or division or more than 50% of the Equity Interests of any Person engaged in a business which is substantially related to that of Borrower where the total consideration (including assumed Indebtedness, cash, securities (equity and debt), purchase price adjustments, earnouts or other property reflected on a consolidated balance sheet of the Loan Parties and their Subsidiaries) for all such acquisitions does not exceed $25,000,000 per acquisition or $50,000,000, in the aggregate for any fiscal year, from the Closing Date to the date of determination; provided, that:

(a)all such acquisitions are approved by the board of directors and stockholders, or members or managers, or equivalent governing body, as applicable, if required, of the acquiree and are not otherwise hostile;

(b)the Person acquired shall be a domestic Person and any assets, line of business (which shall be directly related to the provision of oncology services) or division acquired shall be located within the United States of America;

(c)[reserved];

(d)both before and immediately after giving effect to any such acquisition no Default or Event of Default exists;

(e)[reserved];

(f)if such acquisition is (i) an acquisition of the Equity Interests of a Person, the acquisition is structured so that the acquired Person shall become a Borrower pursuant to the terms of this Agreement; (ii) an acquisition of assets, the acquisition is structured so that Borrower shall acquire such assets; or (iii) an acquisition by merger involving Borrower, the acquisition is structured so that Borrower is the surviving entity;

(g)Borrower or Subsidiary shall not, because of or in connection with any such acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that would reasonably be expected to have a Material Adverse Effect;

(h)Borrower shall provide to Lender a copy of all business and financial information reasonably requested by Lender including pro forma financial statements, statements of cash flows, availability projections and calculation of pro forma EBITDA;

(i)reasonably prior to such acquisition, Lender shall have received substantially complete draft copies of each material document, instrument and agreement to be executed in connection with such acquisition together with all Lien search reports and Lien release letters and other documents as Lender may reasonably require to evidence the termination of Liens on the assets or business to be acquired;

(j)[reserved];

(k)Borrower shall have provided to Lender copies, to the extent required to be delivered, all material regulatory and third-party approvals; and

(l)a certificate, in form, scope and substance reasonably acceptable to Lender of an officer of Borrower confirming satisfaction of each of the applicable foregoing conditions precedent shall have been delivered to Lender within five (5) days after consummation of such acquisition, together with an updated Schedule 2.

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For purposes hereof, “pro forma basis” shall mean the recalculation of the applicable financial covenants as if the proposed acquiree (or the business related to the assets to be acquired from the proposed acquiree) were consolidated with Borrower for the twelve (12) months immediately preceding the date of such acquisition, with any indebtedness if such acquired Person which is retired in connection with a Permitted Acquisition to be excluded from such calculations and deemed to have been retired as of the first day of such applicable period, with income statement items and other balance sheet items (whether positive or negative) attributable to such acquired Person to be included in such pro forma calculations to the extent relating to any such applicable period and with such other adjustments as may be approved by Lender.

“Permitted Liens” has the meaning set forth in Section 5.06 hereof.

“Person” means any individual, corporation, partnership, limited liability partnership, limited liability company, association, trust, unincorporated organization, joint venture, court or government or political subdivision or agency thereof, or other entity.

“Pharmacy Accounts” means Accounts generated by Borrower or a Supported PC, as the case may be, in connection with the delivery of pharmaceutical medications and therapies to patients and billed to Third Party Payors.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Property” means an interest of Borrower in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Qualified Capital Securities” means any Capital Securities that are not Disqualified Capital Securities.

“Required Insurance” has the meaning set forth in Section 6.02(a) hereof.

“Revolving Loan(s)” has the meaning set forth in Section 2.01(a) hereof.

“Revolving Loan Commitment” means an aggregate principal amount equal to Twenty-Five Million and No/100 Dollars ($25,000,000.00).

“Revolving Note” has the meaning set forth in Section 2.01(b) hereof.

“Securities” has the meaning set forth in Section 6.14 hereof.

“Service Date” means the date on which the episode of care commenced or in which goods or the services giving rise to the corresponding Account were rendered or provided.

“Settlement Date” has the meaning set forth in Section 2.02(a) hereof.

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“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Stock Transfer Restriction Agreements” means each membership interest transfer restriction agreement, unit transfer restriction agreement, stock transfer restriction agreement or other similar agreement between the Borrower, the applicable Supported PC or Supported PCs and the applicable equity holder(s) of such Supported PC or Supported PCs, in form and substance substantially similar to the unit transfer restriction agreements in place on the Closing Date (which shall be satisfactory to the Lender), as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time to the extent not prohibited by this Agreement.

“Subordinated Debt” means debt or other obligations of Borrower that are subordinated to the Obligations of Borrower to Lender pursuant to the terms and provisions of a Subordination Agreement satisfactory to the Lender in its sole discretion.

“Subordination Agreement” means collectively and individually each intercreditor and/or subordination agreement in form and substance satisfactory to Lender in Lender’s sole discretion executed by the holders of Subordinated Debt, as the same may from time to time be amended, restated, modified or otherwise supplemented with the consent of the Lender in its sole discretion.

“Subsidiary” of a Person means a corporation, partnership, limited liability company or other business entity of which more than fifty percent (50%) of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than Equity Interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Supported PC” means any Person (other than a natural person) providing oncology and related professional services if and to the extent any Applicable Law provides that the ownership of such Person shall be limited to appropriately licensed professionals who are duly licensed or otherwise legally authorized to render the specific professional services for which the Person was organized (or to entities solely owned by such professionals) and which Person is party to a Management Services Agreement. For the avoidance of doubt, notwithstanding the foregoing or the nature of the legal form of the below listed Persons, each of the Persons listed on Annex II hereto shall for all intents and purposes be deemed to be Supported PCs hereunder.

“Tax Distributions” means payments by Borrower to any of its Members pursuant to the terms and provisions of the Organizational Documents of Borrower in amounts necessary to solely pay taxes calculated based on Borrower’s Net Income.

“Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and including liabilities under escheat, unclaimed property laws or similar laws, and the term “Tax” means any of the foregoing taxes.

“Term Loan Agreement” means that certain Credit Agreement, dated as of July 1, 2026, by and among Starling Oncology, Inc. (f/k/a The Oncology Institute, Inc.), as the borrower, the Term Loan Lenders, and ORBIMED OPPORTUNITIES (CA) V LLC, as administrative agent for the Term Loan Lenders, as the same may be amended, restated or otherwise modified from time to time.

“Term Loan Debt” means debt or other obligations of Borrower to the Term Loan Lenders subject to the terms and provisions of the Term Loan Intercreditor Agreement satisfactory to the Lender in its sole discretion.

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“Term Loan Documents” means collective reference to the “Loan Documents” as such term is defined in the Term Loan Agreement, as each may be amended, restated or otherwise modified from time to time.

“Term Loan Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, by and among the administrative agent for the Term Loan Lenders and Lender, in form and substance satisfactory to Lender in Lender’s sole discretion, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Term Loan Lenders” means, individually and collectively, ORBIMED OPPORTUNITIES (CA) V LLC, a Delaware limited liability company, and each of the other lenders from time to time party to the Term Loan Documents, together with their successors and assigns.

“Term SOFR” means the greater of (x) the Term SOFR Reference Rate for a three-month tenor on the first day of the applicable interest period (such day, the “Periodic Term SOFR Determination Day”), as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for such tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, if such first preceding U.S. Government Securities Business Day is more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, Lender shall in its sole discretion choose the Term SOFR Reference Rate for such tenor and make adjustments to applicable margins and related amendments to this Agreement such that, to the extent practicable, the Term SOFR Reference Rate for such tenor will be substantially equivalent to the Term SOFR Reference Rate in effect during the immediately prior interest period; and (y) two percent (2.00%) per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lender in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Fee” has the meaning set forth in Section 2.03(c) hereof.

“Third Party Payor” means any Government Account Debtor, Blue Cross and/or Blue Shield, private insurers, managed care plans and any other Person or entity which presently or in the future is obligated to make payment on any Account.

“Third Party Payor Programs” means all payment and reimbursement programs sponsored by a Third Party Payor in which Borrower participates.

“TRICARE” means, collectively, the program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Department of Defense, Health and Human Services and Transportation, and all laws, rules and regulations pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unused Line Fee” has the meaning set forth in Section 2.03(d).

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ANNEX II

SUPPORTED PCS

1. Starling Oncology CA, APC (f/k/a The Oncology Institute CA, a Professional Corporation), a California professional corporation

2. Starling Oncology FL, LLC (f/k/a The Oncology Institute FL, LLC), a Florida limited liability company

3. Starling Oncology OR, a Professional Corporation (f/k/a The Oncology Institute OR, a Professional Corporation), an Oregon professional corporation